Exhibit 10.1

PURCHASE AGREEMENT

DATED AS OF

November 3, 2014

BETWEEN

L-3 COMMUNICATIONS CORPORATION

AND

OPTEX SYSTEMS, INC.

6.3	No Breach of Contract, No Violations of Law, No Prior Approval	17
6.4	Litigation	17
6.5	Finders, Brokers and Investment Bankers	17
6.6	Financing	17
6.7	Disclaimer as to Condition of Transferred Assets	17
6.8	Nonreliance	18
6.9	Access to Information	18
6.10	Disclaimer	18

ARTICLE 7	COVENANTS OF THE SELLER	19
7.1	Access by the Buyer to Properties and Records; Furnishing Information	19

ARTICLE 8	COVENANTS OF THE BUYER	19
8.1	Make Records Available	19
8.2	Novation of Government Contracts	19

ARTICLE 9	MUTUAL COVENANTS	20
9.1	Transition Services Agreements	20
9.2	Payments Received	20
9.3	Further Assurances	20
9.4	Covenant Regarding Personnel	20
9.5	Guarantee of Performance	21

ARTICLE 10	EMPLOYEES AND EMPLOYEE BENEFITS	21
10.1	Offer of Employment.	21
10.2	Severance Payment Responsibilities.	21
10.3	Employee Benefit Plans.	22
10.4	Enforceability	23
10.5	No Third-Party Beneficiaries	24
10.6	Vacation Responsibilities	24
10.7	Workers’ Compensation Claims	24
10.8	WARN Responsibilities	24

ARTICLE 12	INTENTIONALLY LEFT BLANK	24

ARTICLE 13	INTENTIONALLY LEFT BLANK	24

ARTICLE 14	INTENTIONALLY LEFT BLANK	25

ARTICLE 15	CLOSING	25
15.1	The Closing Date	25
15.2	Deliveries by the Buyer	25
15.3	Deliveries by the Seller	25
15.4	Effective Time and Rights to Possession	26

ARTICLE 16	SALES AND TRANSFER TAXES	26

ARTICLE 17	BULK SALES	26

vi

ARTICLE 18	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	26
18.1	Survival	26
18.2	Notice of Claim	27

ARTICLE 19	INDEMNIFICATION	27
19.1	Indemnification of the Buyer	27
19.2	Indemnification of the Seller	28
19.3	Eligible Claim, Threshold Amount, Payment	28
19.4	Procedures for Claims	28
19.5	Third-Party Claims	29
19.6	Exclusive Remedy	29
19.7	Payment of Amounts	30
19.8	Insurance Offset	30
19.9	No Indemnification For Known Breaches of Representations and Warranties	30
19.10	Maximum Amount of Any Indemnification	30

ARTICLE 20	INTENTIONALLY LEFT BLANK	30

ARTICLE 21	EXPENSES	30
21.1	Expenses	30

ARTICLE 22	DISPUTE RESOLUTION	31
22.1	Jurisdiction; No Jury Trial	31

ARTICLE 23	MISCELLANEOUS	31
23.1	Notices	31
23.2	Waiver	32
23.3	Captions	32
23.4	Successors and Assigns	32
23.5	Enforceability	32
23.6	No Third-Party Beneficiaries or Right to Rely	32
23.7	Counterparts	33
23.8	Governing Law	33
23.9	Time of Essence	33
23.10	No Strict Construction	33
23.11	Public Announcements	33
23.12	Currency/Method of Payment	33
23.13	Subsequent Legal Fees	33
23.14	Miscellaneous	33
23.15	Entire Agreement; Amendment	34

vii

Exhibit
EXHIBIT	Number

Financial Statements	5.3
Capital Expenditure Budget	7.1(d)
Agency Designation	7.11A
Transitional Services Agreement – Seller to Buyer	9.1 A
Transitional Services Agreement – Buyer to Seller	9.1 B
General Assignment and Bill of Sale	15.3(a)

Schedule
SCHEDULE	Number

Definitions	1.1
Seller’s Accounting Principles	1.1(ffff)
Seller’s Knowledge	1.1(gggg)
Leased Real Property	2.1(a)
Personal Property and Personal Property Leases	2.1(b)
Proprietary Rights	2.1(f)
Other Transferred Assets	2.1(j)
Excluded Proprietary Rights	2.2(c)
Other Excluded Assets	2.2(j)
Payment Instructions	4.2
Allocation of the Purchase Price	4.3
Adjustments to Financial Statements	5.3
Accounts Receivable Exceptions	5.3
Inventory	5.4
Leased Real Property Exceptions	5.5(b)
Real Property used in Business	5.5(c)
Personal Property Exceptions	5.6
Disclosed Contracts	5.8(a)
Disclosed Contracts Exceptions	5.8(b)
Proprietary Rights Exceptions	5.9
Tax Matters Exceptions	5.10
Environmental Exceptions	5.11(a)
Creation of Lien on Transferred Assets	5.12(a)
Consents	5.12(b)
Litigation	5.13
Material Adverse Change	5.15
Collective Bargaining Agreements	5.17(b)
Employee Claims	5.17(c)
Employee Benefit Plans	5.18(a)
Claims against Employee Benefit Plans	5.18(c)
Government Contract Investigations or Audits	5.20(a)

viii

Government Contract Claims and Disputes	5.20(b)
Government Contract Rate Schedules	5.20(d)
Government Furnished Equipment	5.21(b)
Retained Employees	9.4(a)
Excluded Product Line Employees	10.1

ix

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of November 3, 2014 between L-3 Communications Corporation, a Delaware corporation (“Seller”), and Optex Systems, Inc., a Delaware corporation (“Buyer”).

RECITALS:

A.           Through Seller’s Applied Optics Product Line (the “Product Line”), Seller is engaged in the design, manufacture, marketing and distribution of precision optical assemblies utilizing thin film coating capabilities used in Optical Systems and Components (the “Business”); and

B.           Upon the terms and subject to the conditions hereinafter set forth, Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, all of the Transferred Assets, Assumed Liabilities and Shared Liabilities (as such terms are defined below), in exchange for the purchase price provided for herein.

NOW, THEREFORE, in consideration of the payments herein provided for and the covenants herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions. Unless elsewhere defined herein, capitalized terms used herein shall have the meanings set forth in Schedule 1.1. All references herein to an Article, Section or Schedule are to an Article, Section or Schedule of or to this Agreement, unless otherwise indicated.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1           Transferred Assets. On the terms and subject to the conditions of this Agreement, and for the consideration set forth in Article 4, the Seller shall, on the Closing Date, sell, transfer and convey to the Buyer, free and clear of all Liens, other than the Assumed Liabilities, the Real Property Permitted Exceptions and the Personal Property Permitted Exceptions, all of the Seller’s respective rights, titles and interests in and to the assets that are used, held for use, or useful solely or primarily in connection with the operation of the Business (the “Transferred Assets”), consistent with the terms and conditions of this Agreement, subject in each case to Section 2.2 and Section 2.3, including, but not limited to, the following:

(a)          Leased Real Property. All of the real property listed on Schedule 2.1(a), which real property is leased or subleased by the Business as the same shall exist on the Closing Date (the “Leased Real Property”);

(b)          Personal Property. All Personal Property and Personal Property Leases including those items and leases identified on Schedule 2.1(b);

(c)          Inventory. All Inventory as set forth on Schedule 2.1(c) hereto;

(d)          Contracts. Subject to Article 10, all rights and claims of the Business under all Contracts including those identified on Schedule 5.8(a);

(e)          Lists and Records. All of the Business’s books and records, customer and supplier lists, sales, cost and shipping records and other lists and documents primarily or exclusively related to the conduct of the Business;

(f)          Intellectual Property. All of the Intellectual Property listed on Schedule 2.1(f) (the “Proprietary Rights”);

(g)          Prepaid Items. All of the Business’s prepaid expenses and deposits which are capable of being transferred, as set forth on Schedule 2.1(g) hereto;

(h)          Governmental Permits and Licenses. To the extent transferable under applicable law, all of the permits, licenses, certifications, approvals, consents, and other governmental authorizations (the “Permits”) issued to Seller primarily or exclusively in connection with the conduct of the Business, subject to Section 2.3;

(i)          Claims Against Third Parties. All claims, actions, suits, proceedings or choses in action arising primarily or exclusively in connection with the conduct of the Business, except those relating to Excluded Assets, Retained Liabilities or the Seller’s share of the Shared Liabilities; and

(j)          Other Transferred Assets. Any other assets identified on Schedule 2.1(j) (the “Other Transferred Assets”).

2.2       Excluded Assets. Notwithstanding the foregoing, the following assets to the extent existing prior to the Closing (the “Excluded Assets”) shall be retained by the Seller and shall not be included in the Transferred Assets:

(a)          all cash (except petty cash), bank accounts, and certificates of deposit, cash equivalents and marketable securities owned by the Seller;

(b)          all of the Accounts Receivable, for all product delivered before the Closing except for unsettled claims for undelivered/terminated/cancelled contracts to the extent the related inventory is included in the purchased assets;

2

(c)          the Intellectual Property owned, licensed or otherwise used by any of the Seller or any of their Affiliates which is not used primarily or exclusively in the conduct of the Business, including, without limitation, (i) any patents or pending patent applications, (ii) any trade secrets, (iii) the trade names and trademarks “L-3”, “L-3 Communications Corporation” and “L-3 Communications”, (iv) any other trade names, trademarks, corporate names and logos incorporating in any way any of the foregoing names or affiliated therewith and (v) those trademarks and such other Intellectual Property identified on Schedule 2.2(c) (the “Excluded Proprietary Rights”);

(d)          subject to Section 2.3, any Non-Transferable Assets for which consent, approval or novation to transfer has not been obtained prior to the Closing Date;

(e)          all claims and rights of, relating to or arising from any of the Excluded Assets, the Retained Liabilities or the Seller’s share of the Shared Liabilities;

(f)          all rights, properties and assets of the Business which shall have been transferred or disposed of by the Business prior to the Closing Date in transactions occurring in the ordinary course;

(g)          except as provided in Article 10, all assets held by or on behalf of the Business in trust, reserve or otherwise, in respect of Employee Benefit Plans or any other obligations pertaining to Product Line Employees, except to the extent the liabilities with respect to which are transferred at Closing, then the assets shall be transferred to be held in trust, reserve or otherwise;

(h)          all rights of the Business to any claims for any federal, state or local Tax credits or refunds relating to the operation of the Business during periods prior to or on the Closing Date;

(i)          all rights of the Business to any claims for insurance proceeds relating to the operation of the Business during periods prior to or on the Closing Date provided that facility repairs related to the claim have been satisfactorily completed; and

(j)          those assets specifically identified on Schedule 2.2(j) (the “Other Excluded Assets”).

2.3       Non-Transferability of Certain Assets.

(a)        To the extent that there are certain assets or agreements of the Business, including without limitation the Permits, which are not assignable without the consent, approval or novation of Persons other than the Seller (“Non-Transferable Assets”), and such consents, approvals or novations are not obtained by the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign or transfer such assets without such consent, approval or novation.

3

(b)        For a reasonable period following the Closing Date, the Seller agrees to cooperate in good faith with the Buyer to enter into any reasonable arrangement (other than an arrangement under which the Seller would incur or retain any financial obligation with respect to the Non-Transferable Assets) designed to provide the Buyer the benefit of such Non-Transferable Assets, including the enforcement for the benefit and at the expense of the Buyer of any rights previously enjoyed by the Seller in connection with any such assets. Provided that the Seller so cooperates and proceeds in good faith to obtain such consents, approvals or novations and provide such arrangements, the Seller shall not be deemed to be in breach of any of its obligations under this Agreement by reason of the failure to obtain any consent, approval or novation. Except as reimbursed by the Buyer, in no event shall compliance by the Seller with this Section 2.3 be deemed to require the Seller to incur any obligation or pay any monies to Third Parties in connection with such efforts.

(c)        To the extent that the Buyer is provided the benefits pursuant to this Section 2.3 of any Non-Transferable Assets, the Buyer shall perform the obligations of the Seller under or in connection with such Non-Transferable Assets. Upon receipt of the required consent, approval or novation, Seller agrees to assign or transfer, and Buyer shall accept, such Non-Transferable Assets.

ARTICLE 3

LIABILITIES

3.1       Assumption of Liabilities. Together with the transfer of the Transferred Assets on the Closing Date in accordance with this Agreement, the Buyer shall, assume and agree to pay, discharge or perform, as appropriate, all of the liabilities, fixed and contingent, and obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, of the Business other than the Retained Liabilities, as set forth below (the “Assumed Liabilities”):

(a)          all liabilities and obligations of the Business, including accounts payable and accrued liabilities arising in the ordinary course, as set forth on Schedule 3.1(a) hereto;

(b)          all liabilities and obligations of the Business in respect of those Contracts which constitute Transferred Assets or which are assigned or transferred pursuant to Section 2.3, the leases for the Leased Real Property, the Personal Property Leases and the Permits which are Transferred Assets;

(c)          all liabilities and obligations of the Business in respect of customer returns, customer warranty claims and product recalls with respect to products of the Business, as set forth on Schedule 3.1(c) hereto;

(d)          all product liability and similar claims for injury to person (including death) or property in connection with any products sold by the Business, as set forth on Schedule 3.1(d) hereto, and any products included in Inventory as of the Closing;

(e)          any liabilities related to any advance customer deposits for any products and services not delivered as of the Closing Date by Seller;

4

(f)          Buyer’s share of the Shared Liabilities, in accordance with Section 3.3;

(g)          all liabilities and obligations assumed by the Buyer pursuant to Article 10;

(h)          all liabilities and obligations assumed by the Buyer pursuant to Article 12;

(i)          subject to Section 3.3(b) and as more fully described in Article 16, any transfer, sales, use or other non-income tax incurred in connection with the consummation of the transactions contemplated hereby and customarily attributed to the Buyer;

(ji)          Excluding any liabilities in respect to ad valorem, property, real estate, income (federal, state, provincial or financial) and similar type Taxes for the tax year in which the Closing occurs for periods up to and including the Closing Date. Seller will be responsible for timely filing and payment of associated tax requirements.

(kj)         Excluding any liabilities whether accrued or otherwise obligated in respect to wages, salaries, commissions, bonuses, 401K matching or withheld, or benefits or other compensation other than accrued vacation or severance obligations for existing employees as of Closing Date due to any product line employee or otherwise arising under any employment related policy, practice, agreement, plan, program, statute or law.

3.2       Retained Liabilities. Notwithstanding the foregoing, Seller shall retain and shall pay and timely discharge without liability to the Buyer, the following liabilities and obligations of the Business (the “Retained Liabilities”):

(a)          any liability or obligation attributable to the Excluded Assets and any liability or obligation of the Seller with respect to any Retained Liability;

(b)          except as transferred to Buyer in Section 3.1(h) and except as shared pro rata between Buyer and Seller in Section 3.3, any capital gain payable with respect to the Business, the Transferred Assets or the Assumed Liabilities for any period prior to and including the Closing Date;

(c)          any liability for the failure to comply with the bulk sales laws of any jurisdiction, except any such liability arising out of the failure of the Buyer to pay any Assumed Liability;

(d)          any fees and expenses incurred by the Seller in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees, disbursements and expenses for the Seller’s attorneys, accountants and consultants;

(e)           all liabilities and obligations retained by the Seller pursuant to Article 10;

and

5

(f)          all liabilities and obligations retained by the Seller pursuant to Article 12.

3.3       Shared Liabilities. The following liabilities and obligations relating to the Business and the Transferred Assets shall be shared pro rata between the Buyer and the Seller (the “Shared Liabilities”), as follows:

(a)          With respect to utility charges which relate to billing periods beginning before the Closing Date and ending after the Closing Date, the responsibility for payment of such utility charges, to the extent that the actual utility charges for such period exceed the reserves for such utility charges set forth on the Closing Balance Sheet, shall be prorated between the Parties on the basis of the proportional number of calendar days in the relevant billing period that the Buyer or the Seller owns the Business; and

(b)          With respect to ad valorem, property, real estate, income (federal, state, provincial or financial) and similar type Taxes for the tax year in which the Closing occurs, the responsibility for payment of such Taxes, will be prorated between the Parties on the basis of the proportional number of calendar days that the Buyer or the Seller owns the Business in the relevant tax year.

If either Party pays any of the Shared Liabilities for which the other Party is entirely or partially responsible hereunder, then the responsible Party will reimburse the paying Party for that portion of the Shared Liabilities for which the responsible Party is responsible within twenty (20) business days of the paying Party’s written demand therefore, provided that any demand for reimbursement shall be accompanied by appropriate evidence of payment thereof.

ARTICLE 4

PURCHASE PRICE

4.1       Purchase Price.

(a)        The aggregate purchase price for the Transferred Assets, shall be U.S. $1,013,053 (the “Purchase Price”), together with the Buyer’s assumption of the Assumed Liabilities and the Buyer’s share of the Shared Liabilities.

4.2       Payment at Closing. At Closing, the Buyer shall wire transfer the Purchase Price, in immediately available funds to the bank accounts designated by the Seller to Buyer pursuant to the instructions listed on Schedule 4.2.

4.3       Allocation of the Purchase Price. The parties shall agree to an allocation of the Purchase Price among the Transferred Assets as set forth on Schedule 4.3, no later than sixty (60) days after the Closing Date. If the parties are unable to agree as to the allocation within sixty (60) days after the Closing, then the allocation shall be determined by an independent nationally recognized accountant selected by Buyer but with no past or present personal or business relationship with Buyer or any affiliates of Buyer. All such mutually agreed to allocations shall

6

be used for all purposes, including all necessary information returns required by Section 1060 of the Tax Code relating to the allocation of the consideration for the Transferred Assets, and any other domestic or any foreign income Tax returns with respect to the transactions contemplated hereby, and no Party hereto shall take or assert any position inconsistent therewith.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SELLER

As of the date hereof, the Seller makes the following representations and warranties to the Buyer.

5.1       Organization and Existence. The Seller is a duly organized and validly existing legal entity under the laws of the jurisdiction of its formation and has full power and authority (i) to own or lease the Transferred Assets owned or leased by it, as the case may be, and (ii) to consummate the transactions contemplated by this Agreement and the Related Agreements.

5.2       Corporate Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by all requisite corporate action of the Seller, (b) constitutes the legal, valid and binding obligation of the Seller, and (c) no additional corporate or shareholder authorization or consent is or will be required.

5.3       Financial Statements. Copies of the Financial Statements have been delivered to the Buyer and are attached as Exhibit 5.3. The Financial Statements (i) have been prepared from information contained in the books and records of the Seller, (ii) present fairly, in all material respects, for those items listed therein, the financial position of the Business as of the dates shown and the results of the Business’s operations for the periods then ended, and (iii) have been prepared in accordance with the Seller’s Accounting Principles, except as set forth on Schedule 5.3.

5.4       Inventory. The Inventory included in the Financial Statements consists only of raw materials, work-in-process representing contract jobs in process, finished goods, packaging, supplies and spare parts. Except as set forth on Schedule 5.4, all Inventory is of a quality and quantity usable and saleable in the ordinary course of business, as determined in accordance with the Seller’s Accounting Principles.

5.5       Real Property.

(a)        Owned Real Property. The Product Line does not have any Owned Real Property.

(b)        Leased Real Property. The Seller has good and valid leaseholds to all of the Leased Real Property, such leasehold interests being free and clear of all Liens except Real Property Permitted Exceptions. Each of the leases for the Leased Real Property is in full force and effect, and the Seller has provided the Buyer with complete copies of all such leases. Except as disclosed on Schedule 5.5(b), the Business has in all material respects performed and is

7

performing all obligations required to be performed by it under the leases, and it is not in default of any material obligation under any of the leases. Except as disclosed on Schedule 5.5(b), the Business has not received any written notice of default under any of the leases, nor has any event occurred which with notice or lapse of time or both would constitute a default by the Business.

(c)        Real Property. Except as described on Schedule 5.5(c), the Real Property constitutes all of the real estate used by the Business in connection with the conduct of the Business. There are no pending or, to the best of the Seller’s Knowledge, threatened condemnation or eminent domain proceedings involving the Real Property or any portion thereof, or for a sale in lieu thereof. The Real Property is zoned so as to permit the continued use of the Real Property by the Buyer for the same purposes and uses as the same have heretofore been used by the Business.

5.6       Title to Personal Property. Except as set forth on Schedule 5.6, the Seller has good and marketable title to all of the Personal Property included in the Transferred Assets, free and clear of all Liens, except for (a) Liens for Taxes not yet due and payable or which are being contested in good faith, and (b) other matters that do not materially impair the operation of the Business as presently conducted or that would otherwise have a Material Adverse Effect. The exceptions set forth in subsections (a) and (b) in this Section 5.6 above shall be referred to as the “Personal Property Permitted Exceptions.”

5.7       Condition and Sufficiency of Transferred Assets. The Transferred Assets currently used in the operation of the Business are in such condition and repair, reasonable wear and tear excepted, as is suitable for the purposes for which they are presently used in the conduct of the Business. The Transferred Assets, together with the Buyer’s rights and interests under the Related Agreements, constitute all of the assets, rights and interests which are related primarily or exclusively to the Business (other than Excluded Assets) and are sufficient, together with the items set forth pursuant to Section 5.23(b), for the lawful operation of the Business.

5.8       Contracts.

(a)        Except as set forth on Schedule 5.8(a), the Seller is not a party to or bound by any agreement or contract, whether written or oral, of the following types that involve the Business, the Transferred Assets, the Assumed Liabilities or the Buyer’s share of the Shared Liabilities nor are any such agreements or contracts presently being negotiated or discussed:

(i)          Any contract, lease, agreement, plan or arrangement (other than blanket purchase orders from customers) involving commitments to others to make capital expenditures or purchases or sales involving $100,000 or more in any one case or $250,000 in the aggregate in any period of 12 consecutive months which are not cancelable by the Seller, without penalty, on less than 90 days prior written notice and any blanket purchase orders from customers involving $250,000 or more which are not cancelable by the Seller, without penalty, on less than 90 days prior written notice;

(ii)         Any contract, lease, agreement, plan or arrangement relating to any direct or indirect indebtedness for borrowed money (including loan agreements, lease purchase

8

arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $100,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months which are not cancelable by the Seller, without penalty, on less than 90 days prior written notice;

(iii)        Any contract, lease, agreement, plan or arrangement between the Seller and any Affiliate or related party thereof in their respective individual capacities outside the ordinary course of business where the amount involved exceeds $50,000,

(iv)         Any employment, consulting or management services contract or any confidentiality or proprietary rights agreement with any employee of the Seller or any Third Party entered into outside the ordinary course of business where the amount involved exceeds $50,000;

(v)          Any license agreement, either as licensor or licensee, or any other agreement or arrangement of any type relating to any patent, trademark or trade name or other Transferred Asset except for licenses for Software where the annual fees for the license are less than $25,000;

(vi)         Any contract, agreement or arrangement of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor outside the ordinary course of business where the amount involved exceeds $75,000;

(vii)        Any contract or arrangement of any kind whatsoever which requires the payment of royalties;

(viii)      Any outstanding bid or proposal to any customer relating to an agreement in excess of $1,000,000;

(ix)         Any other legally binding contract, agreement, plan or arrangement not of the type covered by any of the other items of this Section 5.8 involving money or property having an obligation in excess of $100,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months which are not cancelable by the Seller, without penalty, on less than 90 days prior written notice (collectively, the contracts set forth on Schedule 5.8(a) shall be the “Disclosed Contracts”).

(b)        Except as disclosed on Schedule 5.8(b), with respect to the Business,

(i)          all of the Disclosed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms; and

(ii)         the Seller has not received any written notice of default under any of the Disclosed Contracts, nor has any event occurred which with notice or lapse of time or both

9

would constitute a default by the Seller thereunder, and the Seller has not received any written or verbal notice of intent to terminate any Disclosed Contract.

5.9       Proprietary Rights. The Seller is the sole owner of all of the Proprietary Rights listed as “owned” on Schedule 2.1(f), and the Seller has the right, under valid, binding and subsisting license, technology or similar agreements to employ or otherwise use the Proprietary Rights listed as “licensed” on Schedule 2.1(f). Except as disclosed on Schedule 5.9:

(a)        The Seller is not in default of any material obligation under any such license, technology or similar agreement;

(b)        The Seller has not granted any right or interest to any Person in connection with any of the Proprietary Rights;

(c)        The Seller is not obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person in order to use any of the Proprietary Rights in the conduct of the Business or the ownership of the Transferred Assets;

(d)        The Seller has acquired sole and exclusive ownership of all Proprietary Rights (except with respect to the Software for which the Business has been granted end-user licenses) and applications thereof (whether or not patentable) and have the right to use or license the use of the Proprietary Rights to the products or services which are now being used in the conduct of the Business and all of such patents and registrations and applications therefor are free and clear of any Liens; and

(e)        Except with respect to the Software for which the Seller has been granted end-user licenses, to the best of the Seller’s Knowledge (i) none of the Proprietary Rights and none of the applications therefor set forth on Schedule 2.1(f) are subject to any pending or threatened challenge, claim or dispute, (ii) none of the Proprietary Rights and none of the applications therefor set forth on Schedule 2.1(f) have during the prior three years been the subject of any challenge, claim or dispute, (iii) the operation of the Business and the ownership of the Transferred Assets does not infringe upon or otherwise violate any right of any Third Party, (iv) none of the Proprietary Rights is being infringed by any Third Party; (v) there are no impediments to the ability of the Seller to maintain and, where lawful, to renew the Proprietary Rights, (vi) none of the Proprietary Rights is subject to any outstanding order, decree, judgment or stipulation, and (vii) the Seller has not received any notice of conflict with asserted proprietary rights of others.

5.10     Tax Matters.

(a)        Except for Tax returns and Tax reports set forth on Schedule 5.10, which are being contested in good faith and by appropriate proceedings, the Seller has filed all federal, state, provincial, local, foreign, or other income tax returns and tax reports required to be filed by it that have a substantial and direct connection with the Transferred Assets or the Business, and has paid all federal, state, provincial, local, foreign, or other income taxes shown on such returns and reports as owing that have a substantial and direct connection with the Transferred Assets or

10

the Business, except where the failure to file such income tax returns and reports or to pay such income taxes would not have a material adverse effect on the financial condition of Business.

(b)        Except as set forth on Schedule 5.10 and specifically limited to audits, issues, agreements or waivers substantially and directly related to the Transferred Assets or the Business, no Tax audit with respect to any Tax returns or Taxes of Seller is pending, no taxing authority has raised any issues in connection with any tax audit of the Seller that could reasonably be expected to result in a material tax deficiency based upon applicable law existing on or before the date hereof, and there are no outstanding agreements or waivers to extend the period of limitations for the assessment or collection of any Tax.

(c)        Buyer will not assume any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax period; (ii) Taxes that result from Seller’s gain or loss due to the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 3.1; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

5.11     Environmental Matters.

(a)        Except as set forth in Schedule 5.11(a) and except for such matters as would not be reasonably likely to have a Material Adverse Effect:

(i)          All of the operations of the Business are in compliance with all applicable Environmental Laws including, but not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws;

(ii)         There is no pending or threatened claim, lawsuit or administrative proceeding against the Seller with respect to the Business, under any Environmental Law, and the Seller has not received written notice from any Person, including a Governmental Entity, alleging that the Seller is in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law in connection with ownership or operation of the Business, which violation or liability is unresolved; and

(iii)        There have been no Releases, spills or discharges of Hazardous Materials on or underneath any of the Owned Real Property or Leased Real Property by the Seller in amounts that would be reasonably likely to give rise to remedial obligations under any applicable Environmental Laws.

(b)        The following terms shall have the indicated meaning:

“Environmental Laws” means all federal, state, local and foreign laws (including common law) and regulations relating to pollution or protection of human health or the

11

environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq. (“RCRA”), the Clean Water Act 33 U.S.C. §1251 et seq.(“CWA”), the Safe Drinking Water Act, 42 U.S.C. §300f et seq. (“SWDA”), the Clean Air Act, 42 U.S.C. §7401 et. seq. (“CAA”), the Toxic Substances Control Act, 15 U.S.C §2601 et seq. (“TSCA”), and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §11001 et seq. (“EPCRA”), and similar federal, state, provincial, territorial, local, municipal and foreign laws; and any laws, ordinances, regulations, rules, orders, permits, approvals, decisions or decrees, and any laws concerning worker health or safety, including, but not limited to, the Occupational Safety and Health Act (“OSHA”) and similar state, provincial, territorial, local, municipal and foreign laws.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, groundwater or property.

5.12     No Breach of Contract, No Violations of Law, No Prior Approval.

(a)        Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions or provisions of (i) the Seller’s Articles of Incorporation or Regulations (or comparable charter documents); (ii) any agreement or instrument to which the Seller is a party, or to which any of the Transferred Assets or Assumed Liabilities are subject except as set forth on Schedule 5.12(a); or (iii) any law applicable to any of the Transferred Assets, other than, in the case of clauses (ii) and (iii) of this Section 5.12(a), conflicts, breaches, violations or defaults which would not have a Material Adverse Effect. Except as identified on Schedule 5.12(a), neither the execution and delivery of this Agreement nor compliance with its terms and provisions will result in the creation or imposition of any Lien upon any of the Transferred Assets.

(b)        Other than (i) consents to transfer or novations required with respect to contracts with governments or government agencies (including, without limitation, the Government Contracts), and (ii) those filings, Permits, authorizations, consents and approvals identified on Schedule 5.12(b), no filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by the Seller of the

12

transactions contemplated by this Agreement, except for any filings, Permits, authorizations, consents or approvals the failure to make, file, give or obtain which would not have a Material Adverse Effect.

5.13         Litigation. Except as set forth on Schedule 5.13, there is no material pending or, to the best of the Seller’s Knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation solely or primarily relating to the Business or any of the Transferred Assets.

5.14         Finders, Brokers and Investment Bankers. No finder, broker or investment banker acting or who has acted on behalf of the Seller in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder’s fee in connection with such transactions, and, to the best of the Seller’s Knowledge, no other Person is entitled to receive any commission or finder’s fee from the Seller in connection with such transactions.

5.15         No Material Adverse Change. Except as contemplated by this Agreement or as disclosed on Schedule 5.15, and except where such events would not reasonably be expected to have a Material Adverse Effect, since June 27, 2014, the Seller has conducted the Business in the ordinary course consistent with past practices and there has not occurred:

(a)          any Material Adverse Effect;

(b)          any uninsured damage to, destruction or loss of any Transferred Asset that could reasonably be expected to have a Material Adverse Effect;

(c)          any material change by the Seller to the Seller’s Accounting Principles, except changes mandated by GAAP;

(d)          any material revaluation of any of the Transferred Assets, including, without limitation, writing down the value of Inventory or writing off Accounts Receivable other than in the ordinary course of business; or

(e)          any sale or transfer of a material amount of the Transferred Assets, other than sales of inventory in the ordinary course of business.

5.16         Governmental Permits and Licenses; Compliance with Laws. Except for matters which would not have a Material Adverse Effect on the Business, the Transferred Assets or the Assumed Liabilities (a) the Seller has all of the Permits required to own the Transferred Assets and to carry on the Business as presently conducted, and, assuming proper action by the other party thereto or by the issuer thereof, all such Permits are valid and in effect, and (b) to the best of the Seller’s Knowledge, neither the ownership of the Transferred Assets nor the operation of the Business as it is presently conducted, violates any applicable order, law, ordinance, code or regulation. The Seller has not received any written notice of any such violation.

13

5.17       Employees; Labor Relations.

(a)          Except for items that would not be material, the Seller has paid in full or will accrue on the Closing Balance Sheet all wages, salaries, commissions, bonuses, benefits, and other compensation due to any Product Line Employee or otherwise arising under any employment related policy, practice, agreement, plan, program, statute or law.

(b)          Schedule 5.17(b) sets forth a correct and complete list of all collective bargaining agreements (the “Collective Bargaining Agreements”), complete copies of which have been made available to the Buyer, covering Product Line Employees.

(c)          With respect to the Business, except as set forth on Schedule 5.17(c), the Seller has not received any written notice of any unfair labor practice complaints or any other action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation pending before the National Labor Relations Board or any other agency having similar jurisdiction and, to the best of the Seller’s Knowledge, no such complaint has been threatened. With respect to the Product Line Employees, except as set forth on Schedule 5.17(c), there are no material unsatisfied judgments relating to claims, grievances, arbitration proceedings, workers’ compensation proceedings other than standard employee medical, temporary total, permanent partial and applications for increase in permanent partial disability benefits currently covered by the Seller’s past and present workers compensation insurance. The Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any government agency relating to any Product Line Employee or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

5.18      Employee Benefits.

(a)          Schedule 5.18(a) lists all material Employee Benefit Plans maintained by the Seller with respect to the Business. The Seller has furnished or made available to the Buyer (i) a complete and correct copy or description of each Employee Benefit Plan; (ii) the most recent summary plan description for the Master Savings Plan (401(k)) and Welfare Plans; (iii) the most recent determination letter issued by the Internal Revenue Service for the Master Savings Plan; and (iv) the two most recent annual reports (Form 5500 series) and accompanying schedules for the Master Savings Plan and Welfare Plans;

(b)          Each Employee Benefit Plan has been maintained in all material respects in accordance with its terms and with the requirements prescribed by Law.

(c)          Except as set forth on Schedule 5.18(c), there are no actions, suits, arbitrations or other proceedings (other than routine claims for benefits), or to the best of Sellers’ Knowledge, there are no threatened actions, suits, arbitration, or other proceedings against any Employee Benefit Plan which could reasonably be expected to result adversely in a Material Adverse Effect.

(d)          All contributions required to be made to an Employee Benefit Plan by Law or by any Employee Benefit Plan document or contractual undertaking, and all premiums

14

due or payable with respect to any insurance policy funding any Employee Benefit Plan for the time period through the date hereof, have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been reflected on the Closing Balance Sheet.

(e)          The Internal Revenue Service has issued a favorable determination letter with respect to the Master Savings Plan (and related funding arrangement) which has not been revoked and no circumstance or event exists or has occurred which could adversely affect such qualified status thereof.

(f)          Each Health Plan that provides medical benefits to Product Line Employees has been operated in compliance in all respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Tax Code (“COBRA”) relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

5.19       Liabilities. Except as set forth and adequately reserved for on the Closing Balance Sheet and except for matters which would not have a Material Adverse Effect, the Seller has no outstanding claims, liabilities or indebtedness, fixed or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, with respect to the Business, other than (a) liabilities incurred in the ordinary course and conduct of the Business since December 31, 2013 which do not involve indebtedness for borrowed money and (b) claims, liabilities or indebtedness of the type not required to be disclosed in the Financial Statements or notes thereto in accordance with GAAP.

5.20       Government Contracts.

(a)          Except as set forth on Schedule 5.20(a), to the best of Seller’s Knowledge, (i) none of the employees of the Business is or during the last two (2) years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by the U.S. Government, (ii) there is not any pending audit or investigation of the Business or any of its employees which would result in a Material Adverse Effect with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid and (iii) during the last two (2) years, the Seller has not made, with respect to the Business, a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid relating to the Business, in each case of (i) through (iii) above, other than routine inquiries, audits and reconciliations such as do not constitute a Material Adverse Effect.

(b)          Except as set forth on Schedule 5.20(b), with respect to the Business, there are (i) no outstanding claims by the U.S. Government or by any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or bid and (ii) no disputes with the U.S. Government under the Contract Disputes Act or any other federal statute, except such as in each case are not reasonably expected to have a Material Adverse Effect.

(c)          None of the employees of the Business is (or during the last two (2) years has been) suspended or debarred from doing business with the U.S. Government or is (or during such

15

period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government contracting.

(d)          Except as set forth on Schedule 5.20(d), the rates and rate schedules submitted to the U.S. Government with respect to the Government Contracts included in the Transferred Assets have been closed for all years prior to 2008.

5.21       Government Furnished Equipment.

(a)          The Business is in compliance with all material obligations relating to any equipment or fixtures owned by any Governmental Entity and loaned, bailed or otherwise furnished to or held by the Business, except where the failure to so comply would not, individually be expected to have a Material Adverse Effect.

(b)          Schedule 5.21(b) contains a list of a government-furnished equipment used or held for use by the Business by or on behalf of the U.S. Government. Such schedules are maintained in the files of the Business and were accurate and complete and, as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that could not reasonably be expected to have a Material Adverse Effect.

5.22       Disclaimer; Cross References.

(a)          EXCEPT FOR REPRESENTATIONS AND WARRANTIES MADE BY THE SELLER IN ARTICLE 5, THE SELLER HAS NOT MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL SUCH WARRANTIES BEING EXPRESSLY DISCLAIMED, AND THE BUYER HAS NOT RELIED ON ANY SUCH REPRESENTATIONS AND WARRANTIES, EXCEPT FOR THOSE MADE BY THE SELLER IN ARTICLE 5. THIS AGREEMENT SHALL NOT BE COVERED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OR ANY SIMILAR LAWS OF ANY JURISDICTION. THIS PROVISION SHALL NOT IN ANY WAY AFFECT OR DIMINISH ANY AGREEMENT OR COVENANT CONTAINED IN ANY OTHER SECTION OF THIS AGREEMENT.

(b)          Information to be disclosed in any one Schedule herein referred to may be supplied in any Schedule by cross-reference to any other Schedule.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

16

The Buyer makes the following representations and warranties to the Seller.

6.1         Organization, Existence and Standing of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease its assets, to carry on its business as it is now conducted and to consummate the transactions contemplated by this Agreement and the Related Agreements.

6.2         Corporate Authority. The entering into and the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by requisite corporate action of the Buyer, and (b) constitutes the legal, valid, and binding obligation of Buyer and (c) no additional corporate or stockholder authorization or consent is or will be required.

6.3         No Breach of Contract, No Violations of Law, No Prior Approval.

(a)          Neither the execution and delivery of this Agreement nor compliance with its terms and provisions will conflict with, result in the breach or violation of, or constitute a default under, any of the terms, conditions, or provisions of (i) the Buyer’s Certificate of Incorporation or By-laws (or comparable charter documents); (ii) any agreement or instrument to which the Buyer is a party or by which the Buyer is bound; or (iii) any law applicable to the Buyer, other than, in the case of clauses (ii) and (iii) of this Section 6.3(a), conflicts, breaches, violations or defaults which would not have a Material Adverse Effect.

(b)          No filing with, or Permit, authorization, consent or approval of, any domestic or foreign government authority is required for the consummation by the Buyer of the transactions contemplated by this Agreement.

6.4         Litigation. There is no pending, or to the best of the Buyer’s knowledge, threatened claim, litigation, proceeding or order of any court or governmental agency or arbitrator or governmental investigation relating to the Buyer, their business or their assets which, if adversely determined, would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the Buyer to effect the Closing, or to perform any of its material obligations under this Agreement or any of the Related Agreements.

6.5         Finders, Brokers and Investment Bankers. No finder, broker or investment banker acting or who has acted on behalf of the Buyer in connection with the transactions contemplated by this Agreement is entitled to receive any commission or finder’s fee in connection with such transactions, and to the best of Buyer’s knowledge, no other Person is entitled to receive any commission or finder’s fee from the Buyer in connection with such transactions.

6.6         Financing. As of Closing, the Buyer shall have sufficient funds available to it to pay to the Seller, as the case may be, the Purchase Price and to otherwise satisfy all of its obligations under this Agreement and the Related Agreements.

6.7.        Disclaimer as to Condition of Transferred Assets. Except as otherwise expressly provided in this Agreement, Buyer acknowledges, on behalf of itself and any affiliates or related

17

parties, that Seller has not made, and that the Seller has expressly disclaimed and negated, any representation or warranty, express or implied, relating to the condition of the Sale Assets, and Buyer acknowledges Section 5.22 hereof:

It is the express intention of Buyer and Seller that (except to the extent expressly provided in this Agreement) the Transferred Assets shall be acquired by or conveyed to Buyer “AS IS” and in their present condition and state of repair.

6.8.        Nonreliance. In connection with its decision to purchase the Transferred Assets, the Assumed Liabilities and the Shared Liabilities, Buyer, on behalf of itself, its affiliates and its related parties, acknowledge, understand and agree that the Buyer (a) is a sophisticated party with such knowledge and experience in business matters that they appreciate the merits and risks of purchasing the Transferred Assets, the Assumed Liabilities and the Shared Liabilities and consummating the Transaction, (b) are not relying upon any forward looking projections, forecasts, budgets, financial data or any other forward looking information (written or oral), with respect to the Business, the Transferred Assets, the Assumed Liabilities or the Shared Liabilities, prepared by or furnished to it by or on behalf of Seller (“Forward Looking Data”), (d) recognize that significant uncertainties are inherent in such Forward Looking Data and that Seller has not made any representations or warranties, expressed or implied, relating to the Forward Looking Data, and (e) take full responsibility for making their own evaluation as to the adequacy and accuracy of such Forward Looking Data. Except for the representations and warranties made by Seller in Article 5, Buyer acknowledges that there are no representations or warranties, express or implied, as to the financial condition, assets, liabilities, equity, operations, or prospects of the Business.

6.9.        Access to Information. Buyer has had an adequate opportunity to discuss with the management of the Business, the Business, and to review in detail the Business, the Transferred Assets, the Assumed Liabilities, the Shared Liabilities and operations of the Business, including, but not limited to, the properties, operations, liabilities, obligations, books, accounts, records, contracts and documents, and is deemed to have knowledge of the information contained therein, the information made available to Buyer, and otherwise disclosed to Buyer.

6.10       Disclaimer. EXCEPT FOR REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN ARTICLE 6, THE BUYER HAS NOT MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, AND THE SELLER HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES EXCEPT FOR THOSE MADE BY THE BUYER IN ARTICLE 6. THIS AGREEMENT SHALL NOT BE COVERED BY THE WARRANTIES PROVIDED BY ARTICLE 2 OF THE UNIFORM COMMERCIAL CODE OR ANY SIMILAR LAWS OF ANY JURISDICTION. THIS PROVISION SHALL NOT IN ANY WAY AFFECT OR DIMINISH ANY AGREEMENT OR COVENANT CONTAINED IN ANY OTHER SECTION OF THIS AGREEMENT.

18

ARTICLE 7

COVENANTS OF THE SELLER

The Seller covenants and agrees with the Buyer as follows:

7.1        Access by the Buyer to Properties and Records; Furnishing Information

Subject to the provisions of the Confidentiality Agreement, any applicable laws or regulations, including, without limitation, those prohibiting disclosure of information to non-US citizens, and the terms of any contracts of the Business, from and after the Closing Date, the Seller shall make available to the Buyer, from time to time as the Buyer may reasonably request, copies of such of the records retained by the Seller relating to the Business, the Transferred Assets, the Assumed Liabilities, and the Buyer’s share of the Shared Liabilities as may be reasonably required to enable the Buyer to defend against or assert claims related to or arising from ownership of the Transferred Assets, the assumption of the Assumed Liabilities, the Buyer’s share of the Shared Liabilities or the conduct of the Business prior to the Closing Date and to handle Tax and financial audits involving the Business; provided, however, that the Buyer agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Seller promptly upon the conclusion of their use by the Buyer for the purposes herein specified.

ARTICLE 8

COVENANTS OF THE BUYER

The Buyer covenants and agrees with the Seller as follows.

8.1         Make Records Available. From and after the Closing Date, the Buyer shall make available to the Seller, from time to time as the Seller may reasonably request, copies of such of the records transferred to the Buyer by the Seller pursuant to this Agreement as may be reasonably required by Seller to enable it to defend against or assert claims related to or arising from ownership of the Transferred Assets or the conduct of the Business by the Seller prior to the Closing Date and to handle Tax and financial audits involving the Business; provided, however, that the Seller agrees to hold such records in confidence, except to the extent required to defend or assert such claims and to handle such audits, and to return the same to the Buyer promptly upon the conclusion of their use by the Seller for the purposes herein specified. The Buyer shall also use its best efforts to make Buyer’s employees available to assist in connection with such claims when reasonably requested by Seller.

8.2        Novation of Government Contracts. As soon as practicable following the Closing, the Buyer shall prepare (with the Seller’s assistance, which will include preparation of the initial drafts of the novation requests and furnishing the information required for such requests), in accordance with Federal Acquisition Regulations Part 42.12 and any applicable agency regulations or policies, a written request meeting the requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42 (P) 42.1202(a)), which shall be submitted by the Seller to each Responsible Contracting Officer (i) to recognize the Buyer as the Seller’s successor-in-interest to all the Transferred Assets constituting a Government Contract; and (ii) to enter into a novation agreement (a “Novation Agreement”) in form and in accordance with government requirements, pursuant to which, subject to the

19

requirements of the Federal Acquisition Regulations Part 42, all of Seller’s right, title and interest in and to, and all of Seller’s obligations and liabilities under, each such Government Contract shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Seller and the Buyer shall each use all reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreements with regard to any of the Government Contracts, including responding to any requests for information by the U.S. Government with regard to such Novation Agreements.

ARTICLE 9

MUTUAL COVENANTS

9.1         Transition Services Agreements. At Closing, the Seller shall enter into Transitional Services Agreements (if required) in the forms set forth on Exhibit 9.1 A and Exhibit 9.1 B (the “Services Agreements”). Exhibit 9.1 A relates to the provision of certain services by the Seller for the Buyer following the Closing Date, and Exhibit 9.1 B relates to the provision of certain services by the Buyer for the Seller following the Closing Date.

9.2         Payments Received. The Seller and the Buyer agree that, after the Closing Date, they shall hold and shall promptly transfer and deliver to the other, from time to time as and when received by them and in the currency received by them, any cash, checks with appropriate endorsements, or other property that they may receive on or after the Closing Date which properly belongs to the other Party, including, without limitation, any payments of accounts receivable and insurance proceeds, and shall account to the other for all such receipts. In the event of a dispute between the Parties regarding their respective obligations hereunder, the Parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

9.3         Further Assurances. From time to time after the Closing Date, the Buyer and the Seller shall, at their own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filings with and to obtain all consents, approvals or authorizations of any governmental or regulatory authority or any other Person under any Permit and take all such other actions as such Party may reasonably be requested to take by the other Party to this Agreement, consistent with the terms of this Agreement, in order to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

9.4         Covenant Regarding Personnel.

(a)          Except for the Employees set forth on Schedule 9.4(a), Seller agrees that, for a period of one year after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without first obtaining the written consent of the Buyer, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any person who is employed by the Buyer or its Subsidiaries in the Business to leave his or her employer or to become an employee of the Seller or any of its Subsidiaries. The foregoing shall not prohibit (i) the Seller or its

20

Subsidiaries from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Buyer or its Subsidiaries prior to the first time such individual discussed with any representative of the Seller or its Subsidiaries employment by such party, and (ii) the Seller or its Subsidiaries from employing an individual who responds to a general solicitation of employment by such party.

(b)          Except as contemplated by Sections 9.4 and 10.1, the Buyer agrees that, for a period of one year after the Closing Date, it shall not, and shall cause its Subsidiaries not to, without first obtaining the written consent of the Seller, which consent may be withheld for any reason, directly or indirectly solicit or attempt to solicit any person who is or was employed by the Seller or its Subsidiaries to leave his or her employer or to become an employee of the Buyer or any of its Subsidiaries. The foregoing shall not prohibit (i) the Buyer or its Subsidiaries from soliciting or employing any individual who has received notice of termination from, or ceases to be employed by, the Seller or its Subsidiaries prior to the first time such individual discussed with any representative of the Buyer or its Subsidiaries employment by such party, and (ii) the Buyer or its Subsidiaries from employing an individual who responds to a general solicitation of employment by such party.

9.5         Guarantee of Performance. Buyer hereby irrevocably and unconditionally guarantees to the Seller the full, faithful and prompt performance by the Buyer Subsidiaries of all obligations, when due, which are, by this Agreement, obligations of (i) the Buyer Subsidiaries or (ii) Buyer, but which have been assigned or transferred to the Buyer Subsidiaries, whether such obligations are in the nature of the payment of money, the providing of services or otherwise (“Buyer Obligations”). The obligations of Buyer hereunder are direct and primary and shall not be discharged until all of the Buyer Obligations have been discharged by the Buyer Subsidiaries or Buyer, and such obligations of the Buyer hereunder shall not be discharged, released or affected by any bankruptcy, insolvency, dissolution, liquidation, reorganization or similar circumstances of or relating to the Buyer Subsidiaries.

ARTICLE 10

EMPLOYEES AND EMPLOYEE BENEFITS

10.1       Offer of Employment. The Buyer agrees to offer immediate employment as of the day following the Closing Date (the “Effective Date”) to the Product Line Employees (including, without limitation, Inactive Employees, but excluding those Product Line Employees identified on Schedule 10.1). Employment for Product Line Employees shall be offered on such terms and conditions that are equivalent, in the aggregate, to the terms and conditions provided by the Seller to such Product Line Employees as of the Closing Date. In addition, the Buyer agrees to offer employment to any Product Line Employee who is absent due to long-term disability on the Closing Date and who is able to return to work within the 18-month period following the Closing Date. The Buyer agrees to comply with all employer obligations required by Law with respect to Product Line Employees.

10.2       Severance Payment Responsibilities. On and after the Effective Date, the Buyer shall assume all liabilities, responsibilities, and obligations for severance payments or other separation benefits to which any transferred Product Line Employee may be or become entitled, or claim to be entitled, as a result of the acquisition of the Business by the Buyer, including,

21

without limitation, any such claim which might be made against either the Seller or the Buyer at any time. The severance payments and separation benefits provided by the Buyer to any Product Line Employee after the Closing Date shall be at least equal to the payments and benefits that would have been provided to such Product Line Employee under the plans, programs and policies described on Schedule 10.2 for a period of 24 months after the Effective Date.

10.3      Employee Benefit Plans.

(a)        Welfare Plans and Benefit Arrangements. The Seller and the Buyer agree that:

(i)          As soon as practicable after the Effective Date but no later than January 1, 2015, the Buyer shall transition Product Line Employees who become employees of the Buyer on the Effective Date (“Transferred Employees”) with employee health and welfare plans and programs (“Buyer’s Welfare Plans”) and benefit arrangements (“Buyer’s Benefit Arrangements”) which are the same as those offered to current similar level employees of Buyer. Until the time of transfer, the Seller agrees to cover the Transferred Employees on its Health and Welfare Plans and, for fully insured plans, shall bill the Buyer for the premium cost and, for self-insured plans, the Administrative Service Fee and actual claims incurred – therefor without any markup or service fee.

(ii)         The Buyer’s Welfare Plans which provide medical, dental, vision, and health benefits to Transferred Employees shall provide such benefits pursuant to Section 10.3(a)(i) without the applicability of any pre-existing physical or mental condition restrictions (other than those in effect on the Closing Date under a Welfare Plan) and to the extent that a Transferred Employee has satisfied in whole or in part any annual deductible amount, any out-of-pocket limits or paid any expenses pursuant to a co-insurance provision under a Welfare Plan on the Closing Date, such Transferred Employee shall be credited with such amounts under the applicable Buyer’s Welfare Plan.

(iii)        The Buyer shall provide health care continuation coverage pursuant to COBRA to any eligible Transferred Employee (or dependents thereof) whose coverage terminates on and after the Effective Date.

(iv)         Except as may be provided for under a Transition Services Agreement, Buyer shall be liable and responsible for welfare benefit claims with respect to services rendered on or after the Closing Date and Seller shall be liable and responsible for welfare benefit claims with respect to services rendered prior to the Closing Date. Except as specifically otherwise provided herein, coverage of all Transferred Employees under the Welfare Plans or Benefit Arrangements maintained by the Seller on the Closing Date, including without limitation, COBRA continuation coverage, life, accidental death and dismemberment, short and long term disability insurance, for such Transferred Employees, shall cease as of midnight on the Closing Date; provided, however, that coverage under Welfare Plans providing medical, dental, vision, and health benefits to Transferred Employees shall cease on the last day of the month in which the Closing Date occurs.

22

(v)          The Buyer shall be liable, responsible, and obligated for the payment of all vacation and holiday benefits, as determined in accordance with the Seller’s vacation practices in effect on the Closing Date for Product Line Employees, that have not been paid by the Seller prior to the Closing Date to the Transferred Employees. On and after the Effective Date, the Buyer shall provide each Product Line Employee, who becomes a Transferred Employee, with the same annual vacation benefits as are available to Buyer’s similarly situated employees.

(b)        Savings Plan.

(i)          As soon as practicable (and in no event later than 120 days) after the Closing Date, unless otherwise agreed upon by the parties in writing, Buyer shall establish one or more defined contribution savings plans intended to qualify under Sections 401(a) and 401(k) of the Code, and/or amend one or more existing defined contribution plans sponsored by Buyer or any of its subsidiaries, that are so qualified (collectively and individually, “Buyer’s 401(k) Plan”). The Buyer shall make available and maintain for a period of at least two years the Buyer’s 401(k) Plan to the Transferred Employees. Effective as of the Closing, for purposes of determining elgibility for participation, vesting and eligibility for allocations or contributions under the Buyer’s 401(k) Plan, Buyer shall give credit to the Transferred Employees for all service prior to the Closing date to the extent recognized by the Seller’s 401(k) Plan. As soon as practicable after the Closing, Seller’s 401(k) Plan shall make distributions available to Transferred Employees as permitted by Section 401(k)(2) of the Code and Buyer’s 401(k) Plan shall accept any such distribution as a rollover distribution if so directed by the Transferred Employee, in accordance with the terms of Buyer’s 401(k) Plan governing qualified rollovers. Seller shall make any employer or employee contributions to the Seller’s 401(k) Plan that were due or payable by Seller on or before the Closing Date.

(c)          Service Recognition. Any of the Buyer’s benefit plans, programs, arrangements and policies, including, but not limited to vacation, retirement plans, savings plans, retiree medical coverage, employee stock purchase, incentive compensation, severance, fringe benefit and welfare plans, shall provide that for purposes of determining eligibility to participate, vesting, and for any schedule of benefits based on service, all service with Seller and any predecessor, shall be recognized, as such service is applied to Buyer’s such benefit plans, programs, arrangements and policies but shall not entitle any Transferred Employees with benefits exceeding those given under the Buyer’s current plans except as relates herein to severance .

(d)          Long-Term Disability Return. If any Product Line Employee on long-term disability on the Closing Date accepts an employment offer by the Buyer pursuant to Section 10.1 and returns to work within the 18-month period specified in Section 10.1, the Seller agrees that the Product Line Employee shall be treated as a “Transferred Employee” for all intents and purposes. In addition, Seller agrees to facilitate any 401(k) plan-to-plan transfer with respect to such Product Line Employees.

10.4       Enforceability. This Article 10 shall survive consummation of the Transaction, and shall be binding on the Buyer, its successors and assigns.

23

10.5       No Third-Party Beneficiaries. Neither the Buyer nor the Seller intend that this Article 10 shall create any rights or interests, except as between the Buyer and the Seller, and no present or future employees (or any dependents or beneficiaries of such employees) of either party, or any of their Affiliates shall be treated or deemed as third party beneficiaries in or under this Agreement.

10.6       Vacation Responsibilities. The Buyer shall be liable, responsible, and obligated for the payment of accrued vacation benefits, as determined in accordance with the Seller’s vacation practices in effect immediately prior to the Closing Date for Business Employees, and which have not been paid by the Seller prior to the Closing Date to the Transferred Employees. On and after the Closing Date, the Buyer shall provide each Transferred Employee, on a going-forward basis, with an annual paid vacation entitlement that the same as that provided to similarly situated employees of the Buyer, with credit for service with the Seller and its Affiliates as well as any predecessor employer thereof.

10.7       Workers’ Compensation Claims.

(a)          Except to the extent contrary to any applicable law, the Seller will be responsible for workers’ compensation claims of Transferred Employees based on occupational injuries or illnesses which arose out of and during the course of employment with the Seller prior to the Closing Date.

(b)          Except to the extent contrary to any applicable law, the Buyer will be responsible for workers’ compensation claims of Transferred Employees based on injuries or illnesses which arise out of and during the course of employment with the Buyer after the Closing Date.

10.8       WARN Responsibilities The Buyer represents and covenants that it does not intend to implement a “mass layoff” or a “plant closing”, as those terms are defined in the Worker Adjustment and Retraining Act (“WARN”), with respect to the Business and the Transferred Employees within sixty (60) days after the Closing. The Buyer agrees that it will give any and all notices required by WARN or similar state law or regulation to the Transferred Employees and that it will indemnify and hold the Seller harmless for any and all claims asserted by the Transferred Employees under WARN, or any similar state law or regulation, because of a “mass layoff” or “plant closing” occurring on or after the Closing.

ARTICLE 11

INTENTIONALLY LEFT BLANK

ARTICLE 12

INTENTIONALLY LEFT BLANK

ARTICLE 13

INTENTIONALLY LEFT BLANK

24

ARTICLE 14

INTENTIONALLY LEFT BLANK

ARTICLE 15

CLOSING

15.1       The Closing Date. The Closing shall take place at the offices of L-3 Communications Corporation, 600 Third Avenue, New York, New York 10016, on November 3, 2014, at such other place or on such other day as the Buyer and the Seller shall agree upon in writing. Such date is herein called the “Closing Date.” On the Closing Date, the Buyer and the Seller shall make the deliveries set forth in Sections 15.2 and 15.3.

15.2       Deliveries by the Buyer. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall deliver or cause to be delivered to the Seller:

(a)          the Purchase Price required by Section 4.1;

(b)          each of the Services Agreements;

(c)          a copy of all resolutions adopted by the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the Transaction, together with a certificate duly executed by the Secretary or Assistant Secretary of Buyer, stating that such copies are true, complete and correct, and that the resolutions have been duly adopted by Buyer’s Board of Directors, and have not been amended since adoption, and remain in full force and effect; and

(d)          such other and further instruments, documents and other considerations as Seller may reasonably deem necessary or desirable, or as may be required to consummate the transaction.

15.3       Deliveries by the Seller. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)          assignment and bill of sale in the form set forth on Exhibit 15.3(a);

(b)          assignments of the Seller’s ownership rights to each of the Proprietary Rights in form mutually satisfactory to counsel for the Buyer and the Seller hereunder and in recordable form to the extent necessary to assign such rights;

(c)          each of the Services Agreements;

(d)          separate assignments or other appropriate instruments of transfer to the Buyer of any of the Transferred Assets not appropriately transferred by the documents referred to in clauses (a) through (d) above;

25

(e)          a copy of the resolution adopted by the Board of Directors of the Seller authorizing the execution and delivery of this Agreement and the consummation of the Transaction, together with a certificate duly executed by the Secretary or Assistant Secretary of Seller, stating that such copies are true, complete and correct, and that the resolutions have been duly adopted by the Seller’s Board of Directors, and have not been amended since adoption, and remain in full force and effect;

(f)          the Assignment Agreement; and

(g)          such other and further instruments, documents and other considerations as Buyer may reasonably deem necessary or desirable, or as may be required to consummate the transaction.

15.4       Effective Time and Rights to Possession. Upon delivery by the Buyer and the Seller, as the case may be, of each of the items required by Sections 15.2 and 15.3, the Closing shall become effective as of 11:59 P.M. of the Closing Date.

ARTICLE 16

SALES AND TRANSFER TAXES

The Buyer shall pay all sales, use, transfer and documentary Taxes and recording and filing fees, if any, including, without limitation, all foreign, state and local land transfer Taxes, foreign, state and local sales Taxes, and any other charges applicable to the transfer of the Transferred Assets and the assumption of the Assumed Liabilities provided for by this Agreement.

ARTICLE 17

BULK SALES

The Buyer hereby waives compliance by the Seller with any applicable bulk sales or bulk transfer law applicable in any jurisdiction where the Transferred Assets are located, and the Seller hereby agrees that the provisions of Section 19.1 shall apply to any losses, damages, costs, charges or expenses which the Buyer may sustain as a consequence of the Seller not complying with such bulk sales or bulk transfer laws.

ARTICLE 18

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

18.1       Survival. All of the representations, warranties, covenants and agreements of the Seller and the Buyer contained in this Agreement and all unasserted claims and causes of action

26

with respect thereto shall terminate upon expiration of the eighteenth full month following the Closing Date, except that:

(a)          the representations and warranties in Section 5.10 (Tax Matters), shall terminate upon the expiration of the applicable statute of limitations;

(b)          the representations and warranties in Section 5.12 (Environmental Matters) shall terminate on the second anniversary of the Closing Date;

(c)          the representations and warranties in Section 5.1 (Organization and Existence), Section 5.2 (Corporate Authority), Section 5.7 (Title to Personal Property), Section 6.1 (Organization, Existence and Standing of the Buyer), and Section 6.2 (Corporate Authority) shall terminate on the fifth anniversary of the Closing Date;

(d)          the covenants and agreements contained in this Agreement having specific time periods of applicability shall survive the Closing Date for the periods set forth therein; and

(e)          the covenants and agreements of the Buyer to assume the Assumed Liabilities, the Buyer’s share of the Shared Liabilities, and the liabilities assumed by the Buyer under Article 10 and to indemnify the Seller with respect to the Assumed Liabilities, the Buyer’s share of the Shared Liabilities, and the liabilities assumed by the Buyer under Article 10, all as provided for in clause (b) of Section 19.2 and the covenants and agreements of the Seller to retain the Retained Liabilities, the Seller’s share of the Shared Liabilities, and the liabilities retained by the Seller under Article 10 and to indemnify the Buyer with respect to the Retained Liabilities, the Seller’s share of the Shared Liabilities, and the liabilities retained by the Seller under Article 10, all as provided for in clause (c) of Section 19.1 shall (except as otherwise expressly set forth in Article 10) survive indefinitely.

18.2       Notice of Claim. In the event notice of any claim for indemnification is given (as provided for in Article 19) within the applicable survival period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

ARTICLE 19

INDEMNIFICATION

19.1       Indemnification of the Buyer. Subject to Article 18 and to compliance with Sections 19.3, 19.4 and 19.10, the Seller agrees to indemnify the Buyer against any loss, cost, liability or expense (including, without limitation, costs and expenses of investigation and litigation and, to the extent permitted by law, reasonable attorney’s fees) but excluding consequential damages (collectively, “Indemnified Losses”) incurred by the Buyer by reason of (a) any breach of any representation, warranty, covenant or agreement of the Seller, or in any certificate or other closing document furnished by the Seller, pursuant to this Agreement, (b) the provision contained in Article 17 (Bulk Sales), or (c) the assertion against the Buyer of any of the

27

Retained Liabilities, the Seller’s share of the Shared Liabilities or liabilities retained or assumed by the Seller under Article 10.

19.2         Indemnification of the Seller. Subject to Article 18 and to compliance with Sections 19.3, 19.4 and 19.10, the Buyer agrees to indemnify the Seller against any Indemnified Losses (excluding consequential damages) incurred by the Seller by reason of (a) any breach of any representation, warranty, covenant or agreement of the Buyer, or in any certificate or other closing document furnished by the Buyer, pursuant to this Agreement, or (b) the assertion against the Seller of any of the Assumed Liabilities, the Buyer’s share of the Shared Liabilities or liabilities assumed by the Buyer under Article 10.

19.3         Eligible Claim, Threshold Amount, Payment. A Party may bring a claim seeking indemnification (the “Indemnified Party”) under the terms and provisions of this Article 19 only if such claim exceeds $15,000 (an “Eligible Claim”) and the aggregate amount of all of such Indemnified Party’s Eligible Claims exceeds $150,000 (the “Threshold Amount”). Until such time as a Party can bring an Eligible Claim or Eligible Claims in the aggregate amount in excess of the Threshold Amount, no right to indemnification under this Article 19 shall arise. In the event that a Party brings an Eligible Claim or Eligible Claims for an amount in excess of the Threshold Amount, such Party shall be entitled to indemnification for the full amount of all Indemnified Losses in excess of the Threshold Amount up to the maximum amount referred to in Section 19.10. NOTWITHSTANDING ANYTHING IN THE FOREGOING TO THE CONTRARY BUT SUBJECT TO SECTION 19.10, CLAIMS BY THE BUYER AGAINST THE SELLER IN RESPECT OF THE RETAINED LIABILITIES, THE SELLER’S SHARE OF THE SHARED LIABILITIES, THE SELLER’S LIABILITIES UNDER ARTICLE 10, ARTICLE 12 OR ARTICLE 17, WHETHER OR NOT ANY OF THE FOREGOING LIABILITIES ARE DIRECTLY OR INDIRECTLY RELATED TO ANY REPRESENTATION OR WARRANTY HEREIN, AND CLAIMS BY THE SELLER IN RESPECT OF THE ASSUMED LIABILITIES, THE BUYER’S SHARE OF THE SHARED LIABILITIES, OR THE BUYER’S LIABILITIES UNDER ARTICLE 10 OR ARTICLE 12, WHETHER OR NOT ANY OF THE FOREGOING LIABILITIES ARE DIRECTLY OR INDIRECTLY RELATED TO ANY REPRESENTATION OR WARRANTY HEREIN, SHALL NOT BE SUBJECT TO ANY OF THE LIMITATIONS ON INDEMNIFICATION SET FORTH IN THIS SECTION 19.3.

19.4         Procedures for Claims. Subject to Section 19.3, any Indemnified Party shall provide written notice of any Eligible Claim to the Party from which it seeks indemnification (the “Indemnifying Party”) within thirty (30) days of such Party becoming aware of the existence of such Eligible Claim stating the amount claimed to be due and payable or an estimate of the Eligible Claim if contingent or unliquidated, a detailed statement of the basis of the Eligible Claim and the provision or provisions of this Agreement under which such Eligible Claim is asserted. Within thirty (30) calendar days after receipt of such notice, the Indemnifying Party shall by written notice to the Indemnified Party either (a) concede liability in whole as to the amount claimed in such notice, (b) deny liability in whole as to such amount, or (c) concede liability in part and deny liability in part. If the Parties are not able to resolve any dispute over a claim brought under this Article 19 within 30 days after the Indemnified Party receives written

28

notice from the Indemnifying Party denying liability in whole or in part, the Parties shall submit the dispute to the dispute resolution procedure set forth in Article 22.

19.5        Third-Party Claims.

(a)          An Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of written notice from the Indemnified Party of the commencement of or assertion of any lawsuit filed or instituted against the Indemnified Party asserting any claim for which the Indemnifying Party may be responsible under this Agreement (each, a “Third Party Claim”), to assume and conduct the defense of each Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that such Third Party Claim involves (and continues to involve) solely monetary damages (the “Litigation Condition”).

(b)          If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 19.5, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 19.5, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Condition ceases to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) calendar days (or such shorter period as may be required to defend diligently such Third Party Claim) after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c)          Without the Indemnified Party’s prior written consent or authorization, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim. If the Indemnifying Party does not assume the defense of any such Third Party Claim or litigation resulting from such claim in accordance with the terms of this Article 19, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such Third Party Claim or litigation resulting from such claim or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such claim in a reasonably prudent manner.

19.6        Exclusive Remedy. Except as otherwise expressly provided in this Agreement, following the Closing, the indemnification provided by this Article 19 shall be the exclusive remedy for the Buyer or the Seller, as the case may be, with respect to this Agreement and the transactions contemplated by this Agreement, except claims for fraud or intentional misrepresentation shall not be limited by the provisions in this Article 19.

29

19.7         Payment of Amounts. If any amount is determined to be due and owing to a Party as a result of any occurrence which gives rise to indemnification obligations under this Article 19, such amount shall be paid promptly by the Indemnifying Party to the Indemnified Party in immediately available funds. All indemnification payments under this Article 19 shall be deemed adjustments to the Purchase Price.

19.8         Tax and Insurance Offset. The amount of any Indemnified Losses suffered by an Indemnified Party shall be reduced by the net effect of any Tax-related benefits or insurance coverage which may be realized by such Party following the date of such Indemnified Losses in respect of or as a result of such Indemnified Losses or the facts or circumstances relating thereto. Notwithstanding the foregoing, it is understood and agreed that the determination of the net Tax effect and/or insurance coverage benefit of any Indemnified Losses, if any, shall not delay payment or indemnification of such Indemnified Losses by the Indemnifying Party. All Indemnified Losses shall be paid or reimbursed promptly upon determination; the Indemnified Party shall promptly reimburse the Indemnifying Party for the net Tax effect benefit of such Indemnified Losses, if any, upon the date of filing of the Tax return with respect to which such Tax benefit is realizable or upon the date of recovery of any insurance proceeds.

19.9         No Indemnification For Known Breaches of Representations and Warranties. Notwithstanding any provision to the contrary contained herein, in the event that either party proves that the other party had actual knowledge, on or before the Closing Date, of the specific facts upon which a claim for indemnification by the other party is based, then the party shall have no liability for any Indemnified Losses resulting from or arising out of such claim.

19.10         Maximum Amount of Any Indemnification. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE REQUIRED TO INDEMNIFY THE OTHER FOR CLAIMS WITH RESPECT TO WHICH INDEMNIFICATION (ON A CUMULATIVE BASIS, INCLUDING PURSUANT TO ARTICLE 12) UNDER THIS AGREEMENT WOULD OTHERWISE BE AVAILABLE IN EXCESS OF AN AMOUNT EQUAL TO 25% OF THE PURCHASE PRICE, EXCEPT FOR CLAIMS BASED UPON FRAUD.

ARTICLE 20

INTENTIONALLY LEFT BLANK

ARTICLE 21

EXPENSES

21.1         Expenses. Subject to Section 9.1, Section 11.1(b), and Article 16, whether or not the transactions contemplated hereby are consummated, each of the Parties will, except in the case of any breach of the terms and provisions of this Agreement for which either the Buyer or the Seller, as the case may be, may be entitled to indemnification under Article 19 hereof, pay its respective expenses, income and other Taxes and costs (including, without limitation, the commissions, fees, disbursements and expenses of its investment bankers, attorneys, accountants

30

and consultants) incurred by it in negotiating, preparing, closing and carrying out this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

ARTICLE 22

DISPUTE RESOLUTION

22.1         Jurisdiction; No Jury Trial. Each Party (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 23.1. Nothing in this Section 22.1, however, shall affect the right of any Party to serve legal process in any other manner prohibited by law. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

ARTICLE 23

MISCELLANEOUS

23.1         Notices. Any notice, request, instruction, consent or other document to be given hereunder by either Party hereto to the other Party shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Buyer:	Optex Systems, Inc.
1420 Presidential Dr.
Richardson, TX 75081
Attention: Danny Schoening, CEO

With a copy to:	Jolie Kahn, Esq.
1020 Riverview Lane
Conshohocken PA 19428
Attention: Jolie Kahn, Esq.

If to the Seller:	L-3 Communications Corporation
9890 Towne Centre Dr
San Diego, CA 92121
Attention: Scott Meader

31

With a copy to:	L-3 Communications Corporation
600 Third Avenue
New York, New York 10016
Attention: General Counsel

or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered personally or by telecopy to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be deemed given to the entity to which it is addressed when received.

23.2         Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

23.3         Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

23.4         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties hereto; provided, however, that this Agreement may not be assigned by any Party without the express written consent of the other Party hereto, except that either Party may assign all or part of its rights and obligations under this Agreement to one or more Subsidiaries of such Party, but any such assignment will not release such Party of any of its obligations.

23.5         Enforceability. If any provision of this Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. The Parties intend this Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Seller and the Buyer agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

23.6         No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Agreement, (a) nothing in this Agreement is intended to or shall create for or grant to any Third Party (including without limitation to any former, current or future employees or officers of any Party, any Subsidiary or any labor union) any rights whatever, as a Third Party

32

beneficiary or otherwise, (b) no Third Party is entitled to rely on any of the representations, warranties, covenants or agreements contained herein, and (c) no Party hereto shall incur any liability or obligation to any Third Party because of any reliance by such Third Party on any representation, warranty, covenant or agreement herein.

23.7         Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid.

23.8         Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the local laws of the State of New York, without regard to principles of conflict of laws.

23.9         Time of Essence. Time shall be of the essence with respect to this Agreement.

23.10       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against either Party.

23.11       Public Announcements. The Buyer and the Seller shall agree on the terms of the press releases to be issued upon the execution of this Agreement, if any, and shall require the approval of the other party before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, each party shall be entitled to make any announcements required to be made by it under the Securities Exchange Act of 1934, and the regulations promulgated thereunder and otherwise by law.

23.12       Currency/Method of Payment. Unless otherwise specifically provided herein, (a) all references to amounts of money shall be to lawful money of the United States, and (b) all payments of money to be made by the Buyer or the Seller, as the case may be, shall be made in immediately available funds.

23.13       Subsequent Legal Fees. In the event any action or proceeding is initiated to enforce the terms and provisions of this Agreement, the Party prevailing in said action shall be entitled to its reasonable attorney’s fees and costs.

23.14       Miscellaneous. As used in this Agreement, the Schedules, the Exhibits and the Related Agreements and as required by the context: the singular and plural shall be deemed to include each other and each gender, to include all genders; the terms herein, hereof, and hereunder or other similar terms refer to this Agreement or the Related Agreements, in which they appear as a whole and not only to the particular sentence, paragraph, subsection or section in which any such term is used except as expressly more specifically limited; and words and phrases defined in this Agreement have the same meaning in the Schedules, Exhibits and Related Agreements unless specifically provided to the contrary in any thereof.

33

23.15       Entire Agreement; Amendment. This Agreement, including all Schedules and Exhibits hereto, together with the Related Agreements and the Confidentiality Agreement between the Seller and the Buyer, constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the Parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Schedules and Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

L-3 COMMUNICATIONS CORPORATION

BY:/s/ David Reilly
Name: David Reilly
Title:Vice President

OPTEX SYSTEMS, INC.

BY:/s/ Danny Schoening
Name: Danny Schoening
Title: CEO

34

SCHEDULE 1.1

Definitions

(a)	“Accounts Receivable” means all of the Business’s trade and other accounts receivable owned by Seller excluding all accounts receivable, if any, that are owed by the Seller or by any Affiliate of the Seller and which relate to the Business.

(b)	“Affiliate” shall mean, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(c)	“Agreement” means this Purchase Agreement.

(d)	“Assignment Agreement” means the Assignment of Lease and Landlord Consent Agreement (the "Agreement") dated as of the Closing Date, between L-3 Communications Corporation, with an office at 600 Third Avenue, New York,10016 (the “Tenant”), Optex Systems, Inc. with an office at 1420 Presidential Drive, Richardson, TX 75081 (the “Buyer”) and Cabot II TX1W04, LP, with an office c/o Stream Realty Partners, 2200 Ross Avenue, Dallas, TX 75207 for the term ending September 30, 2016

(e)	“Assumed Liabilities” has the meaning set forth in Section 3.1.

(f)	“Benefit Arrangement” means an Employee Benefit Plan which is neither a Pension Plan nor a Welfare Plan.

(g)	“Business” has the meaning set forth in Recital A.

(h)	“Buyer” has the meaning set forth in the introductory paragraph.

(i)	“Buyer’s 401(k) Plan” has the meaning set forth in Section 10.3(b)(i).

(j)	“Buyer’s Benefit Arrangements” has the meaning set forth in Section 10.3(a)(i).

(k)	“Buyer Obligations” has the meaning set forth in Section 9.5.

(l)	“Buyer’s Welfare Plans” has the meaning set forth in Section 10.3(a)(i).

(m)	“CAA” means the Clean Air Act, 42 U.S.C. §§ 7401, et seq., as amended.

(n)	“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended by, among other things, the Superfund Amendments and Reauthorization Act of 1986.

(o)	“Closing” means the closing of the transactions contemplated by this Agreement.

(p)	“Closing Balance Sheet” sets forth the book value of the Transferred Assets and the Assumed Liabilities at the time of close. The Closing Balance Sheet will reflect consistent application of accounting policies, methods and practices consist with the preparation of the Financial Statements. All financial statement terms used and not specifically defined hereunder shall be defined in accordance with the common definition of such term under GAAP unless otherwise stated.

(q)	“Closing Date” has the meaning set forth in Section 15.1.

(r)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including the rules and regulations promulgated thereunder.

(s)	“Collective Bargaining Agreements” has the meaning set forth in Section 5.17(b).

(t)	“Confidentiality Agreement” means that Certain Agreement between L-3 Communications Corporation and Optex Systems dated March 31, 2014.

(u)	“Contracts” means all agreements, contracts and commitments of any sort whatsoever, whether written or oral, entered into primarily or exclusively in connection with the conduct of the Business, including, but not limited to, all purchase orders, sales orders, distributor agreements, franchise agreements, sales representation agreements, warranty agreements, service agreements, collective bargaining agreements and other contracts with labor unions, if any, employment and consulting agreements, guaranty agreements and confidentiality agreements.

(v)	“CWA” means the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq., as amended.

(w)	“Disclosed Contracts” has the meaning set forth in Section 5.8(a).

(x)	“Effective Date” has the meaning set forth in Section 10.1.

(y)	“Eligible Claim” has the meaning set forth in Section 19.3

(z)	“Employee Benefit Plan” means each employee bonus, retirement, pension, profit sharing, stock option, stock appreciation, stock purchase, incentive, deferred compensation, hospitalization, medical, dental, vision, life and other health and disability (whether provided by insurance or otherwise), severance, termination and other plan, program, arrangement, policy or payroll practice providing any remuneration or benefits (other than current cash compensation), including, without limitation, each ERISA Plan (other than a multiemployer plan within the meaning of

Section 3(37) of ERISA) which is both (a) (i) maintained by the Seller or any Person that would be aggregated with, or treated as the same employer as, the Seller for any purpose under the Tax Code or ERISA (an “ERISA Affiliate”) or (ii) to which the Seller or any ERISA Affiliate contributes or has contributed and (b) one under which any Product Line Employee or former Product Line Employee participates or had accrued any rights or under which the Seller is liable in respect of a Product Line Employee or former Product Line Employee with respect to his employment with the Product Line.

(aa)	“Environmental Laws” has the meaning set forth in Section 5.11(b).

(bb)	“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq., as amended.

(cc)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.

(dd)	“ERISA Plan” has the meaning set forth in section 3(3) of ERISA with respect to Employee Benefits Plans which are subject to ERISA.

(ee)	“Excluded Assets” has the meaning set forth in Section 2.2.

(ff)	“Excluded Proprietary Rights” has the meaning set forth in Section 2.2(c).

(gg)	“Financial Statements” means each of the pro forma unaudited balance sheets and pro forma unaudited statements of income of the Business for the fiscal years ending December 31, 2012, December 31, 2013 and June 27th, 2014.

(hh)	“Forward Looking Data” has the meaning set forth in Section 6.8.

(ii)	“GAAP” means generally accepted accounting principles in the United States of America.

(jj)	“Governmental Authority” means the United States, any other country, any national body (including the European Union), any state, province, municipality, or subdivision of any of the foregoing, any agency, governmental department, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory, Taxing, importing, exporting, or other governmental or quasi-governmental function or any arbitrator.

(kk)	“Governmental Entity” means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, Federal, state, local, or foreign.

(ll)	“Government Contract” means (i) any contract, agreement, lease or instrument relating to the Business with any Governmental Entity and (ii) any contract, agreement, lease or instrument relating to the Business entered into by the Seller or the Business as subcontractor (at any tier) in connection with a contract between a Third Party and any Governmental Entity.

(mm)	“Hazardous Materials” has the meaning set forth in Section 5.11(b).

(nn)	“Indemnified Losses” has the meaning set forth in Section 19.1.

(oo)	“Indemnified Party” has the meaning set forth in Section 19.3.

(pp)	“Indemnifying Party” has the meaning set forth in Section 19.4

(qq)	“Inactive Employees” means those Product Line Employees who are temporarily absent from active employment by reason of disability, illness, injury, workers’ compensation, military leave, approved leave of absence or layoff, if any.

(rr)	“Intellectual Property” means

(i)	all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, divisions, and reexaminations thereof;

(ii)	all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith,;

(iii)	all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

(iv)	all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(v)	computer software, including source code to the extent assignable, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation; and

(vi)	all copies and tangible embodiments of any of the foregoing (in whatever form or medium);

which, in each case, relate primarily or exclusively to the conduct of the Business as conducted as of the date of this Agreement.

(ccc)	“Inventory” means, with respect to the Business, all of the inventory of raw materials, work-in-process, finished goods, packaging, supplies and spare parts, as the same shall exist on the Closing Date, whether in the possession of, in transit to or from the Business or held by any third party.

(ddd)	“Law” means all statutes; regulations; by-laws, codes; ordinances; decrees; rules; judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings, or awards; policies; voluntary restraints; guidelines; directives; agreements with, requirements of, or instructions by any Governmental Authority; and general principles of common or civil law and equity.

(eee)	“Leased Real Property” has the meaning set forth in Section 2.1(a).

(fff)	“Lien” means any lien, mortgage, charge, pledge, security interest, restriction on transferability, easement, defect of title or other claim, easement, encroachment or other encumbrance of any nature whatsoever on any Real Property or Personal Property or property interest.

(ggg)	“Litigation Condition” has the meaning set forth in Section 19.5(a)

(hhh)	“Material Adverse Effect” means (a) any effect that is materially adverse to the value of the Transferred Assets taken as a whole or materially adverse to the Business, or results of operations of the Business taken as a whole, or (b) any effect that would in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of the Seller or the Buyer, as the case may be, to effect the Closing, to perform any of their material obligations under this Agreement or any of the Related Agreements, other than (x) any effect arising out of or resulting from general industry, economic, regulatory or capital market conditions, (y) any effect caused by the public announcement, if any, of the transactions contemplated by this Agreement or (z) any general reduction in military planning and spending by the U.S. Government or its agencies.

(iii)	“Non-Transferable Assets” has the meaning set forth in Section 2.3(a).

(jjj)	“Novation Agreement” has the meaning set forth in Section 8.2.

(kkk)	“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651, et seq.

(lll)	“Other Excluded Assets” has the meaning set forth in Section 2.2(j).

(mmm)	“Other Transferred Assets” has the meaning set forth in Section 2.1(j).

(nnn)	Owned Real Property”.

(ooo)	“Party” means the Buyer or the Seller, referred to individually, and “Parties” means the Buyer and the Seller referred to collectively.

(ppp)	“Permits” has the meaning set forth in Section 2.1(h).

(qqq)	“Person” means an individual, corporation, limited liability company, partnership, association, estate, trust, unincorporated organization, governmental or quasi-governmental agency or body or other entity or organization.

(rrr)	“Personal Property” means all of the personal property, including, without limitation, all machinery, equipment, computer hardware, vehicles, tools, dies, repair and replacement parts, office furniture, fixtures and equipment used primarily or exclusively in the conduct of the Business, except to the extent disposed of in the ordinary course of business prior to the Closing Date, and such additional items as are acquired in the ordinary course of business prior to the Closing Date, in each case consistent with the terms and conditions of this Agreement.

(sss)	“Personal Property Leases” means all leases covering any Personal Property.

(ttt)	“Personal Property Permitted Exceptions” has the meaning set forth in Section 5.6.

(uuu)	“Product Line” has the meaning set forth in Recital A.

(vvv)	“Product Line Employees” means the persons who work primarily or exclusively in connection with the conduct of the Business.

(www)	“Proprietary Rights” has the meaning set forth in Section 2.1(f).

(xxx)	“Purchase Price” has the meaning set forth in Section 4.1(a).

(yyy)	“RCRA” means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq., as amended.

(zzz)	“Real Property” means the Owned Real Property and the Leased Real Property, collectively.

(aaaa)	“Real Property Permitted Exceptions” has the meaning set forth in Section 5.6(a).

(bbbb)	“Related Agreements” means the related agreements contemplated by this Agreement including those attached to this Agreement as Exhibits.

(cccc)	“Release” has the meaning set forth in Section 5.11(b).

(dddd)	“Retained Liabilities” has the meaning set forth in Section 3.2.

(eeee)	“Seller” has the meaning set forth in the introductory paragraph.

(ffff)	“Seller’s Accounting Principles” means the accounting principles used by the Seller in preparing the Financial Statements which principles are in accordance with the historical method used by Seller to prepare the Product Line’s Financial Statements. except as set forth on Schedule 1.1(ffff), consistently applied.

(gggg)	“Seller’s Knowledge” means the actual knowledge of the individuals set forth on Schedule 1.1(gggg).

(hhhh)	“Services Agreements” has the meaning set forth in Section 9.1.

(iiii)	“Shared Liabilities” has the meaning set forth in Section 3.3.

(jjjj)	“Software” means computer software, including source code, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

(kkkk)	“Subsidiary” means any corporation, the capital stock of which represents more than 50% of the general voting power under ordinary circumstances of such corporation, which is directly or indirectly owned or controlled by another corporation.

(llll)	“SWDA” has the meaning set forth in Section 5.12(b).

(mmmm)	“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(nnnn)	“Tax Code” means the Internal Revenue Code of 1986, as amended.

(oooo)	“Threshold Amount” has the meaning set forth in Section 19.3

(pppp)	“Third Party” means any Person not a signatory to this Agreement other than a Buyer Subsidiary.

(qqqq)	“Third Party Claim” has the meaning set forth in Section 19.5(a)

(rrrr)	“Transaction” means the transactions contemplated by this Agreement and the Related Agreements.

(ssss)	“Transferred Assets” has the meaning set forth in Section 2.1.

(tttt)	“Transferred Employees” has the meaning set forth in Section 10.3(a).

(uuuu)	“TSCA” means the Toxic Substances Control Act, 15 U.S.C. §§ 52601, et seq., as amended.

(vvvv)	“WARN” has the meaning set forth in Section 10.8.

(wwww)	“Welfare Plans” means the Employee Benefit Plans which are welfare plans within the meaning of Section 3(1) of ERISA and which covers Product Line Employees.

EXHIBIT 5.3 FINANCIAL STATEMENTS

Schedule 5.3

This page is intentionally left blank, please see following pages

*AOC Financial Summary – Profit & Loss *Updated**

	2012A	2013A
Sales (w/ other income)	$6,349,105	$8,219,682
COS	$5,474,815	$8,955,681
Gross Profit	$874,290	($736,000)
SGA	$376,938	$473,713
Marketing	$268,054	$265,285
BP	$423,738	$479,713
RD	$458,263	$263,917
Total SGA	$1,526,993	$1,482,629
Net Income	($652,703)	($2,218,628)

L-3 Overview V5

1

*AOC Financial Summary – Balance Sheet *Updated**

	2012A	2013A
Assets		
CASH	$0	$0
AR - NET OF RESERVES	$479,348	$490,659
INVENTORY - NET OF RESERVES	$1,916,102	$2,338,332
PREPAIDS	$15,057	$16,602
PPE - NET OF A/D	$2,836,334	$2,313,467
Total Assets	$5,246,842	$5,159,059
Liabilities		
ACCOUNTS PAYABLE	$366,776	$1,257,924
ACCRUALS - EMPLOYEE RELATED	$435,486	$643,449
INTERCO DUE TO CORP	$486,657	$1,025,409
INTERCO DUE TO/FROM WSD	$2,532,601	$975,012
INTERCO CASH TO/FROM CORP	$2,078,025	$4,128,595
Total	$5,899,544	$8,030,390
Equity		
RETAINED EARNINGS PRIOR	$0	($652,703)
RETAINED EARNINGS CURR	($652,703)	($2,218,628)
Total	($652,703)	($2,871,331)
Total Liabilities & Equity	$5,246,842	$5,159,059

L-3 Overview V5

2

Balance Sheet

Balance Sheet

	P6 2014
Assets	
CASH	0
AR - NET OF RESERVES	201,560
INVENTORY - NET OF RESERVES	3,024,042
PREPAIDS	5,852
PPE - NET OF A/D	1,864,335
Total Assets	5,095,790
Liabilities	
ACCOUNTS PAYABLE / ACCRUALS	166,633
ACCRUALS - EMPLOYEE RELATED	370,924
INTERCO DUE TO CORP	1,262,140
INTERCO DUE TO/FROM WSD	1,775,945
INTERCO CASH TO/FROM CORP	4,927,200
Total	8,502,843
Equity	
RETAINED EARNINGS PRIOR	-2,871,331
RETAINED EARNINGS CURR	-535,723
Total	-3,407,053
Total Liabilities & Equity	5,095,790

AP/Accruals includes Accrued State Tax $93K, Accrued Vendor Invoices $34K, A/P $22K, Misc Other Accruals $18K.

L-3 Overview V5

3

Income Statement

P&L

	P6 YTD 2014
Sales	1,410,679
Interco Sales	482,652
COS	-1,422,884
Interco COS (10% Profit Margin)	-359,592
Gross Profit	110,855
SGA	224,805
Marketing	89,673
BP	286,942
RD	45,158
Total SGA	646,578
Net Income	-535,723

L-3 Overview V5

4

Closing Balance Sheet

This page is intentionally left blank, please see following pages

Balance Sheet

	AOC - 10.30.14
Current Assets	
RAW MATERIALS INVENTORY	598,678
WORK IN PROCESS INVENTORY	1,217,523
FINISHED GOODS INVENTORY	640,755
PREPAID MAINTENANCE	3,589
PREPAID EXPENSES	43,538
Total	2,504,083
PPE	
PPE: MACHINERY & EQUIPMENT/FF	3,757,557
PPE: LEASEHOLD IMPROVEMENT	960,307
AD: MACHINERY & EQUIPMENT/FF	-2,296,922
AD: LEASEHOLD IMPROVEMENT	-726,318
Total	1,694,624
Total Assets	4,198,706
Current Liabilities	
ACCOUNTS PAYABLE	42,501
ACCRUED VACATIONS	121,193
ACCRUED VENDOR INVOICES	72,196
ACCRUED STATE TAX	234
CUSTOMER ADVANCES	26,947
WARRANTY ACCRUAL	3,143
OTHER ACCRUED EXPENSES	4,505
Total	270,719
Total Liabilities	270,719

EXHIBIT 7.1(D) CAPITAL EXPENSE BUDGET

None.

EXHIBIT 7.11(A) AGENCY DESIGNATION

Separately filed.

EXHIBIT 9.1(A) TRANSITION AGREEMENT

Schedule 9.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) is made as of October 30, 2014, by and between L-3 Communications Corporation Inc., a Delaware corporation (the “Seller”), and Optex Systems Inc., a Delaware Corporation (“Buyer”). Capitalized terms used in this Agreement without definition have the respective meanings given to them in the Purchase Agreement (as defined below).

Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume from Seller, certain assets and liabilities of the L-3 Applied Optics (“AOC”) product line/business pursuant to the terms and conditions set forth in that certain Purchase Agreement of even date herewith, between Buyer and Seller (the “Purchase Agreement”).

At the Closing, the parties desire that Seller provide to Buyer certain transition services with respect to the operation of the AOC business following the Closing as more fully set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

PROVISION OF SERVICES

Section 1.1     Transition Services. During the term of this Agreement as set forth in Article 2, Seller will provide to Buyer, upon the terms and subject to the conditions hereof, the services more particularly described on Schedule A with respect to the AOC Business (collectively, the “Transition Services”).

Section 1.2     Level of Transition Services.

(a)          Seller will perform, or cause to be performed, the Transition Services in the manner substantially similar to that provided by Seller to the AOC Business during the 6-month period immediately prior to the execution of the Purchase Agreement.

(b)          Notwithstanding anything to the contrary herein, in no event will any Transition Service include (i) any services that would be unlawful for Seller to provide or (ii) the exercise of business judgment or general management for Buyer.

Section 1.3     Compliance with Laws. Each party will comply with all applicable Laws governing the provision of Transition Services to be provided under this Agreement. No party will take any action in violation of such applicable Law that could result in liability being imposed on the other party or any of its Affiliates.

Section 1.4     No Obligation to Continue to Use Transition Services; Partial Termination. Buyer will have no obligation to continue to use any of the Transition Services and, except as otherwise specified on Schedule A, may terminate any Transition Service by giving Seller not less than 5 days’ prior written notice of its desire to terminate any Transition Service.

ARTICLE 2

TERM

Section 2.1     Term and Termination.

(a)          This Agreement is effective upon execution and delivery hereof and the term of this Agreement will commence on the Closing Date and, unless earlier terminated in accordance with the provisions of this Agreement, will continue in effect with respect to each of the Transition Services for the term thereof as set forth in Schedule A; the last date in each such term being referred to in this Agreement as the “Termination Date” for each of such Transition Services.

(b)          This Agreement may be terminated prior to any Termination Date as follows:

(i)          by mutual consent of Buyer and Seller;

(ii)         by Seller, by giving written notice to Buyer if Buyer breaches or is in default of any payment obligation set forth in this Agreement, and such breach or default has not been cured or cannot be cured within 10 days after the notice of such breach from Seller; or

(iii)         by Buyer (i) by giving written notice to Seller if Seller breaches or is in default of any obligation set forth in this Agreement, and such breach or default has not been cured or cannot be cured within 10 days after the notice of such breach from Buyer or (ii) as to any particular Transition Service pursuant to Section 1.4.

Section 2.2     General Intent. Buyer will use reasonable commercial efforts to end its need to use the Transition Services as soon as practicable following the Closing Date and (unless the parties otherwise agree) in all events to end such need with respect to each Transition Service not later than the applicable Termination Date set forth on Schedule A.

ARTICLE 3

COMPENSATION

Section 3.1     Fees. As consideration for the Transition Services, Buyer will pay, or cause to be paid, to Seller the amount specified for each Transition Service as set forth in Schedule A (collectively, the “Fees”). All charges based on a hourly or other time basis will be prorated based on actual hours elapsed during the period of service. Upon the termination of any Transition Service in accordance herewith, the consideration to be paid under this Section 3.1 will be the accrued hourly fees payable under this Section 3.1.

Section 3.2     Invoices. Within 15 days after the end of each calendar month, Seller will submit an invoice to Buyer for all Transition Services provided during such calendar month pursuant to this Agreement. The invoices will include a reasonably detailed description of, and specify the amount for, each type of Transition Service including the name of the provider and recipient of the respective Transition Services. Seller will provide documentation supporting any amounts invoiced pursuant to this Article 3 as Buyer may from time to time reasonably request, including detail with respect to billing information relating to the Transition Services provided by any Third Party Provider under this Agreement.

Section 3.3     Time of Payment. Buyer will pay, or cause to be paid, all amounts due pursuant to this Agreement within 15 days after receipt of each such invoice hereunder; provided, however, that in the event that Buyer, in good faith and upon reasonable grounds, disputes any invoiced item, Buyer may withhold payment of the disputed amount and the parties will negotiate in good faith to resolve all such disputed amounts. Upon resolution of any such dispute, Buyer will promptly pay to Seller all amounts agreed to be owed by Buyer to Seller. Seller will continue to provide the Transition Services in accordance with this Agreement pending resolution of any dispute.

ARTICLE 4

PERSONNEL

Section 4.1     Right to Designate and Change Personnel. Seller will make available to Buyer such personnel as may be reasonably necessary to provide the Transition Services. Seller will have the right, in its reasonable discretion, to designate which personnel it will assign to perform the Transition Services. Seller also will have the right, in its reasonable discretion, to remove and replace any such personnel at any time or, so long as there is no resulting increase in costs for Buyer; provided, however, that Seller will use its commercially reasonable efforts to limit the disruption to Buyer in the transition of the Transition Services to different personnel.

Section 4.2     Financial Responsibility for Seller Personnel. Seller will pay for all personnel expenses, including wages and employee benefits, of its employees performing the Transition Services.

ARTICLE 5

PROPRIETARY RIGHTS

Section 5.1     Ownership. This Agreement and the performance of the Transition Services hereunder will not affect the ownership of any assets (including the Assets) allocated in the Purchase Agreement. Neither party will gain, by virtue of this Agreement or the Transition Services hereunder, by implication or otherwise, any rights of ownership of any Intellectual Property or other property owned by the other. Buyer will own all data assigned to Buyer pursuant to the Purchase Agreement as well as any changes or additions thereto made on behalf of Buyer in the performance of the Transition Services. In addition, Buyer will own any other data with respect to Buyer or the AOC Business to the extent (and only to the extent) such data is developed, processed, stored, used or generated by Seller on behalf of Buyer or the AOC Business, in the performance of the Transition Services. The provisions of this Section 5.1 do not grant Buyer any rights to any data concerning Seller or its business (other than the AOC business).

ARTICLE 6

INDEMNIFICATION

Section 6.1     No Other Warranties. The representations and warranties set forth in this Agreement are Seller’s only representations and warranties concerning the Transition Services and the Additional Services and are made for the benefit of Buyer in lieu of all other representations or warranties of any kind, express or implied, including warranties of merchantability or fitness for any particular use or purpose, with respect to any Transition Services hereunder.

Section 6.2     Indemnification. Seller will indemnify and hold harmless Buyer Indemnified Parties from and against any and all Losses incurred or suffered by Buyer Indemnified Parties arising or resulting from the gross negligence or intentional misconduct of Seller in connection with the provision of, or failure to provide, any Transition Services to Buyer.

Section 6.3     Limitation of Liability. Notwithstanding any other provision of this Agreement to the contrary, in no event will any party be liable for any special, indirect, exemplary, punitive or consequential damages in connection with any claims, losses, damages or injuries arising out of the conduct of such party pursuant to this Agreement regardless of whether the nonperforming party was advised of the possibility of such damages or not except to the extent awarded by a court of competent jurisdiction with respect to a third party claim.

ARTICLE 7

FORCE MAJEURE

In the event that either party is delayed in or prevented from performing its obligations under this Agreement, in whole or in part, due to a cause beyond its reasonable control, including an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, delay in transportation, breakdown or accident, any Law, Proceeding, demand or requirement of any Governmental Authority, riot, war, or other cause beyond its reasonable control (each a “Force Majeure Event”), then upon written notice by the party whose performance is affected thereby to the other party of the nature of the Force Majeure Event and its anticipated duration, (i) the affected obligations under this Agreement will be suspended to the extent prevented during the period of the Force Majeure Event, (ii) neither party will have any liability to the other party or any other Person in connection with such suspended obligation and (iii) the party claiming the Force Majeure Event will use its commercially reasonable efforts to cure the cause of the delay or failure to perform promptly and will resume performance as soon as the Force Majeure Event has ended.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1     Notices. All notices given pursuant to this Agreement shall be governed by Section 15.1 of the Purchase Agreement.

Section 8.2     Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 8.3     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.4     Entire Agreement and Modification. This Agreement, together with all exhiAOCs and schedules hereto and the other documents referenced herein, supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 8.5     Assignments, Successors, and No Third-Party Rights. No Party may assign any of its rights under this Agreement without the prior consent of the other Parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement (other than the Indemnified Persons). This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 8.6     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to herein.

Section 8.7     Governing Law; Jurisdiction; Service of Process. . This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the state or federal courts located in the State of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

Section 8.8     Counterparts. This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Relationship of the Parties. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize either party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section.

Section 8.9 – Intentionally Left Blank

Section 8.10      In all matters relating to this Agreement, each party is solely responsible for the acts of its Affiliates, employees and agents, and employees or agents of one party will not be considered employees or agents of any other party.

Section 8.11     Counterparts.   The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first written above.

BUYER:

Optex Systems, Inc

By:
Name:
Title:

SELLER:
L-3 Communications Corporation

By:
Name:
Title:

Schedule A

Transition Services

Description of Service:

Phone Services - The Seller currently provides telephone services, including private branch exchange dial tone, local and long distance services, directory assistance, voice mail, repair and move/add/change/delete services. Seller will continue to provide these services to the Buyer while the Buyer migrates to a local service provider

Termination Date:	45 days after the Closing Date.
Fee:	1) Actual costs incurred associated with phone services Labor rates at $80/hour

Description of Service:

Network Connectivity – business currently operates on the Seller network. At Closing, the business will continue to have access to the Seller network until the transition period ends, OR, the business provides their own dedicated data circuit for the business network. At no time shall the business connect a private data circuit on business network while the Seller’s data connection is operational.

Seller will continue to provide Internet connectivity to the facility during the transition period noted below while the Buyer transitions to an alternate solution/service provider.

Upon request, Seller will provide commercially reasonable assistance to the Business in its transition of carrier contracts (data only) from existing Seller agreements to those provided by the business. Seller will be responsible for disconnecting all services that are not transitioned. All carrier services must be transitioned off Seller contracts within 45 days after the Closing.

Further, Seller will assist business in transferring files and specified equipment and will facilitate the transfer of knowledge on how the systems operate and are maintained by the Seller. The Seller will also provide reasonable assistance to business in connection with business’s transition of such services to an alternate solution.

Termination Date:	45 days after the Closing Date.

Fee:	1) Actual costs incurred for service and Labor rates at $80/hour

Description of Service:

Security System – business currently operates on the Seller’s security system. Seller will continue to provide Security systems service to the facility during the transition period noted below while the Buyer transitions to an alternate solution/service provider. The Seller’s network is required for the Security system and should that service be disconnected due to “Network connectivity” transition period mentioned above, the security system service will be discontinued.

Termination Date:	45 days after the Closing Date
Fee:	1) Actual costs incurred for any parts/materials and service fees. Labor rates at $80/hour

Description of Service:

Email Services – Seller will forward e-mail to Buyers e-mail addresses during the transition period noted below while the business migrates to an alternate solution. Seller agrees to provide an automated response for 30 days past the end of the transition period.

Termination Date:	30 days after the Closing Date
Fee:	Cost of service will be based on actual costs incurred. Labor rates at $80/hour

Description of Service:	Other Services – The Seller will work with Buyer to ensure any service gaps are covered in the unlikely event service is not available.
Termination Date:	45 days after the Closing Date
Fee:	Cost of service will be based on actual costs incurred. Labor rates at $80/hour

Transition Services Agreement

Schedule A.1-HR

Title: Health and Welfare Plan Administration.

Description of service:

L-3 will provide continuation of coverage and administrative support for benefit plans and programs including: medical, Rx (including mail order), dental, vision, Cobra (ADP) and flexible spending accounts (FSA) through its Benefit Center (Xerox) for eligibility, enrollment, customer service, premiums and claims for L-3 Applied Optics (AOC) “Transitioned Employees”, as defined in Section 10.1 of the Asset Purchase Agreement, and for post closing former employees (AOC terminations) through the end of the HR Transition Services period with the following clarifications:

➢	During the Transition Period, billings and reimbursements will be on a Cobra premium rate basis for both self insured and fully insured medical, Rx, Dental, vision invoiced to L-3 AOC Division.

➢	FSA administration (HCRA & DCRA) can be continued through the Cobra process.

➢	Effective with the Closing Date, L-3 will issue a COBRA Notice to all AOC Transitioned Employees based on their qualifying event (termination of employment). Should a Transitioned Employee terminate employment with Optex Systems, Inc. after the Closing Date but before the end of the Transition Period, L-3 will issue a revised COBRA Notice effective immediately. COBRA coverage for terminated Transitioned Employees will transfer to Optex Systems, Inc. plans at the end of the Transition Period.

➢	Effective with the end date of the Transition Period, L-3 will cease to have any responsibility to provide health care benefits including administrative support incurred during the Transition Period.

➢	Effective with the Closing Date, Staffing Services, Short and Long Term Disability, Life Insurance, Accidental Death & Disability (AD&D), all Voluntary Benefits (including but not limited to Supplemental AD&D, Long Term Care, Group Universal Life, etc.), EAP, Business Travel Accident coverage (BTA), Unemployment and Workers Compensation coverage is excluded from this agreement.

L-3 will invoice Optex Systems, Inc. for Transitioned Employees Cobra premiums on a monthly basis.

Provider: Human Resources – Benefits

Organization: L-3

Address:	600 Third Avenue

New York, New York 10016

Contact:	Sabina Marotta – VP, Employee Benefits
Phone:	212-805-5371

Receiver:

Organization: Optex Systems, Inc.

Address:	1420 Presidential Dr.

Richardson, TX 75081

Contact:	Karen L. Hawkins

Vice President of Finance/Controller

Phone:	Ph 972.764.5676

Basis for cost:

Other than the costs identified on this schedule, both L-3 and Optex Systems, Inc. will pay their respective costs in supporting the migration of the Business off of L-3’s business infrastructure including but not limited to conversion efforts and knowledge transfer.

See attached for Health and Welfare costs and respective start-up and on-going fees.

Benefit/Vendor Costs:

L-3 will send a request for funds to Optex Systems, Inc. for all health and welfare plan costs on a monthly basis for payment by Optex Systems, Inc.

Outside vendor Costs:

Outside vendor costs, if applicable, incurred by L-3 on behalf of Transitioned Employees will be included as a separate line item on the L-3 invoice issued monthly.

Term of service:        Closing Date until December 31, 2014

The below represents anticipated cost for coverage, start-up and on-going administrative support based on L-3’s experience.

VENDOR	PRODUCT	EMPLOYER COST

Aetna Choice POS II	POS	EE ES EC EF $635 $1,336 $1,241 $1,907
Aetna EPO	EPO	EE ES EC EF $589 $1,236 $1,147 $1,763
Aetna Health Funds Option I Option II	HRA	EE ES EC EF $495 $1,040 $ 966 $1,485 $454 $ 954 $ 886 $1,362
Incentive Credits	L-3	Health Risk Assessment $ 75 Annual Physical $125 Disease Management $200
Aetna International	Med/Rx	EE ES EC EF $273.75 $858.18 $814.27 $1,225.40
Aetna Dental	PPO	EE ES EC EF $29 $60 $56 $86
Aetna Dental	DMO	EE ES EC EF $26.75 $45.93 $62.30 $77.01
Aetna International	Dental PPO	EE ES EC EF $20.42 $43.90 $42.88 $74.53
VSP	Vision	EE ES EC EF $8 $14.50 $14.50 $20
ADP	COBRA Admin Fee Cobra Rates	Qualifying Event $6.75 per event per month Cobra Continuants $4.50 each per month HIPAA w/Non Cobra $4.50 each per month Above rates plus 2%

EXHIBIT 15.3  BILL OF SALE

ASSIGNMENT AND BILL OF SALE AGREEMENT

ASSIGNMENT AND BILL OF SALE AGREEMENT, dated October 30, 2014, between L-3 Communications Corporation, a Delaware corporation (“Seller”), and Optex Systems, Inc., a Delaware corporation (“Buyer”). Capitalized terms used herein without definition shall have the meaning given to such terms in the Asset Purchase Agreement (as defined below).

WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement, dated as of October 30, 2014 (the “Asset Purchase Agreement”), providing for, among other things, the assignment to Buyer of the Assets and the assumption by Buyer of the Assumed Liabilities;

WHEREAS, Article 15 of the Asset Purchase Agreement requires that an Assignment and Bill of Sale Agreement be executed and delivered at the Closing; and

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Asset Purchase Agreement by executing and delivering this Agreement.

NOW, THEREFORE, in consideration of (i) the mutual covenants of Buyer and Seller contained in the Asset Purchase Agreement and (ii) other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Seller by these presents does hereby bargain and sell, assign, transfer, convey to and vest in Buyer, its successors and assigns, all of Seller’s right, title and interest, legal and equitable, in and to all of the Assets, to have, hold and use forever.

Buyer hereby undertakes, assumes and agrees to perform, pay or discharge when due all of the Assumed Liabilities.

Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to, any person, firm or corporation other than Buyer and Seller and their respective successors and assigns, any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of Buyer and Seller and their respective successors and assigns.

Seller has executed and delivered to Buyer certain specific instruments of assignment of even date herewith with respect to certain of the Assets. Nothing contained in such instruments of assignment shall be deemed to modify, limit or restrict anything contained in this Agreement.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto.

This Agreement may be amended, extended, superseded, canceled or renewed, and the terms hereof may be waived, only by a written instrument signed by the parties, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their respective duly-authorized officers on the date first above written.

OPTEX SYSTEMS, INC.

By:
Name:
Title:

L-3 COMMUNICATIONS CORPORATION

By:
Name:
Title: